Filed Pursuant to Rule 433

Registration No: 333-134553

Preliminary Terms and Conditions, July 10, 2008	Telephone: +1 212 528 1009

100% Principal Protected Notes Linked to ComBATS I

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc. (A1/A/A+)(1)
Principal Amount:	$[TBD]
Security Code(s):	CUSIP: 5252M0GJ0
ISIN: US5252M0GJ05
Trade Date:	[July 31], 2008
Issue Date:	[August 14], 2008
Issue Price:	100%
Maturity Date:

[August 14], 2012, or if such date is not a Business Day, the next succeeding Business Day; provided that, if as a result of a Market Disruption Event the Valuation Date is postponed (as described below under “Market Disruption Events”) so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Day following the postponed Valuation Date for the affected Index Contract.

Valuation Date:

[August 7], 2012, or if such day is not a scheduled Strategy Business Day, the immediately preceding scheduled Strategy Business Day; provided that if a Market Disruption Event is in effect for one or more Index Contracts on the scheduled Valuation Date, the Valuation Date may be postponed as described below under “Market Disruption Events”.

Strategy:	The Lehman Brothers Commodity Based Alpha Trading Strategies I (“ComBATS I”) calculated by the Strategy Sponsor, subject to adjustment in accordance with Index

(1)

Lehman Brothers Holdings Inc. is rated A1 by Moody’s, A by Standard & Poor’s and A+ by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Adjustment below.

ComBATS I is designed to be a monthly resetting market neutral alpha strategy that reflects the difference between the monthly returns on a basket consisting of ten Lehman Brothers Commodity Index Pure Beta (“LBCI Pure Beta”) Excess Return single commodity sub-indices (each an “LBCIPB Component Sub-Index”, and collectively the “LBCIPB Basket”) and the monthly returns on a basket consisting of the corresponding Lehman Brothers Commodity Index (“LBCI”) Excess Return single commodity sub-indices for the same ten commodities (each an “LBCI Component Sub-Index”, and collectively the “LBCI Basket”) — essentially, a long position in the LBCIPB Basket and a short position in the LBCI Basket.

For a further description of the Strategy, see “The Lehman Brothers Commodity Based Alpha Trading Strategies (ComBATS) I” below. For further information on the LBCI Pure Beta and the general LBCI, see “The Lehman Brothers Commodity Index: Pure Beta” and “The Lehman Brothers Commodity Index”, respectively, below.

Strategy Sponsor:	Lehman Brothers Inc.
Initial Strategy Value:	[TBD], which is the Strategy Value on the Trade Date
Final Strategy Value:	The Strategy Value on the Valuation Date (subject to the occurrence of a Market Disruption Event or a Strategy Unavailability Event)
Strategy Value:	The closing value of the Strategy, as determined and published by the Strategy Sponsor, rounded to four decimal places
Redemption Amount:	For each note, a single U.S. dollar payment on the Maturity Date equal to the principal amount of the note plus the Additional Amount, if any
Additional Amount:	For each note, a single U.S. dollar amount equal to the principal amount of the notes multiplied by:

	Strategy Performance x Participation Rate	if the Final Strategy Value is greater than the Initial Strategy Value; or

	0.00%	if the Final Strategy Value is equal to or less than the Initial Strategy Value
Strategy Performance:	Final Strategy Value – Initial Strategy Value
Initial Strategy Value
Participation Rate:	[170]%
Market Disruption Event:

If a Market Disruption Event relating to or one or more LBCIPB Component Sub-Indices or LBCI Component Sub-Indices (each a “Component Sub-Index” and collectively the “Component Sub-Indices”) is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Strategy Value for such day in good faith in accordance with the formula for and method of calculating the Strategy last in effect prior to commencement of the Market Disruption Event, using:

•

for each Component Sub-Index that did not suffer a Market Disruption Event on the scheduled Valuation Date, the closing level of that Component Sub-Index, calculated and published by the LBCIPB Calculation Agent or the LBCI Sponsor, as the case may be, on the scheduled Valuation Date;

•

for each Component Sub-Index that did suffer a Market Disruption Event on the scheduled Valuation Date, the closing level of that Component Sub-Index, calculated and published by the LBCIPB Calculation Agent or LBCI Sponsor, as the case may be, on the immediately succeeding trading day for such Component Sub-Index on which no Market Disruption Event occurs or is continuing with respect to such Component Sub-Index;

provided however that if a Market Disruption Event has occurred or is continuing with respect to a Component Sub-Index on each of the five scheduled trading days following the scheduled Valuation Date, then (a) such fifth scheduled trading day shall be deemed the Valuation Date for such Component Sub-Index and (b) the Calculation Agent will determine the closing level for such Component Sub-Index on such fifth scheduled trading day in good faith in accordance with the formula for and method of calculating the Component Sub-Index last in effect prior to commencement of the Market Disruption Event using a price for the Index Contract applicable to such Component Sub-Index on such fifth scheduled Index Business Day determined by the Calculation Agent in its sole and absolute discretion taking into account the latest available quotation for the price of the relevant Index Contract and any other information that in good faith it deems relevant.

A “Market Disruption Event” for a Component Sub-Index means any of the following events, in each case as determined in good faith by the Calculation Agent:

	(A)	the termination or suspension of, or material limitation or disruption in the trading on the applicable Relevant Exchange of the Index Contract for that Component Sub-Index;

(B)

the settlement price on the applicable Relevant Exchange of the Index Contract for that Component Sub-Index has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

	(C)	the settlement price of the Index Contract for that Component Sub-Index is not published by the applicable Relevant Exchange.

Notwithstanding the foregoing, the following events will not constitute a Market Disruption Event for a Component Sub-Index:

(1)

a limitation on the hours in a trading day and/or number of days of trading, if it results from an announced change in the regular business hours of the applicable Relevant Exchange of the Index Contract for that Component Sub-Index; or

	(2)	a decision to permanently discontinue trading in the Index Contract for that Component Sub-Index or options or futures contracts relating to that Index Contract of the related Component Sub-Index.

For the avoidance of doubt, a Market Disruption Event arising in relation to an Index Contract shall constitute a Market Disruption Event for both the LBCIPB Component Sub-Index and LBCI Component Sub-Index which that Index Contract underlies.

For purposes of the above, (a) “Index Contract” for any Component Sub-Index means the commodity contract then underlying that Component Sub-Index; (b) “Relevant Exchange” means any organized exchange or market of trading for an Index Contract; and (c) “trading day” means a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange applicable to the Index Contract for the affected Component Sub-Index.

Strategy Unavailability Event:

If a Strategy Unavailability Event is in effect on the scheduled Valuation Date (and no Market Disruption Event is then in effect), the Calculation Agent will determine the Strategy Value on the Valuation Date in good faith in accordance with the formula for and method of calculating the Strategy in effect on the Valuation Date, using the closing level of each Component Sub-Index, as calculated and published by the LBCIPB Calculation Agent or the LBCI Sponsor, as the case may be, on the Valuation Date.

A “Strategy Unavailability Event” means that the Strategy is not calculated by the Strategy Sponsor or any Successor Strategy is not calculated and published by the sponsors thereof.

Strategy Adjustment:

If the Strategy Sponsor discontinues publication of the Strategy and the Strategy Sponsor or another entity publishes a successor or substitute strategy that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Strategy (such index, a “Successor Strategy”), then the Strategy Value on any Strategy Business Day will be determined by reference to the closing level of such Successor Strategy on the relevant Strategy Business Day. Upon any selection by the Calculation Agent of a Successor Strategy, the Calculation agent will cause written notice thereof to be promptly furnished to the trustee of the notes, to the Issuer and to the holders of the notes.

If the Strategy Sponsor discontinues publication of the Strategy prior to, and such discontinuation is continuing on, the Valuation Date, and the Calculation Agent determines, in its sole discretion, that no Successor Strategy is available at such time, then the Calculation Agent will determine the Final Strategy Value on the Valuation Date.  The Final Strategy Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Strategy last in effect prior to such discontinuation, using the settlement price of the Index Contract for such Component Sub-Index (or, if trading in such Index Contract has been materially suspended or materially limited, its good faith estimate of the settlement price that would have prevailed but for such suspension or limitation) at the close of trading on the Relevant Exchange for such Index Contract, as calculated and published by the LBCIPB Calculation Agent or the LBCI Sponsor, as the case may be, on the Valuation Date.

If at any time the method of calculating the Strategy or a Successor Strategy, or the level thereof, is, in the good faith judgment of the Calculation Agent, changed or modified in a material respect, the Calculation Agent may (but is not obligated to) make such adjustments to the Strategy or Successor Strategy or their respective methods of calculation as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a commodity strategy comparable to such Strategy or Successor Strategy, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Strategy Value for such Strategy or Successor Strategy with reference to the Strategy or Successor Strategy as adjusted. Accordingly, if the method of calculating a Strategy or a Successor Strategy is modified or rebased so that the level of such Strategy or Successor Strategy is a fraction or multiple of what it would have been if it had not been modified or rebased, then the Calculation Agent will adjust the level of such Strategy or Successor Strategy in order to arrive at a level of the Strategy or Successor Strategy as if it has not been modified or rebased.

Strategy Business Days:	A day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for each Index Contract then comprising each Component Sub-Index.
Business Days	New York
Calculation Agent:	Lehman Brothers Commodity Services Inc.
Underwriter:	Lehman Brothers Inc.
Denominations:	$50,000 and integral multiples of $10,000 in excess thereof
Listing:	None
Fees:		Price to Public(1)	Fees(2)	Proceeds to the Issuer
	Per note	100.00%	[2.00]%	[98.00]%
Total

(1)

The price to public includes Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates, which includes such affiliates’ expected cost of providing such hedge as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. will receive commissions of up to 2.00% per note, or of up to $1,000 per $50,000 minimum denomination, and may use all or a portion of these commissions to pay selling concessions or fees to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

RISK FACTORS

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. See “Risk Factors” in the Series I MTN prospectus supplement. In addition, the notes are subject to the further specific risks discussed below.

An investment in the notes is subject to risks associated with the performance of ComBATS I.

The return on the notes at maturity is entirely dependent on the performance of ComBATS I (the “Strategy”).  Because the notes do not bear interest, your return on the notes will depend solely on the Redemption Amount payable at maturity, which in turn depends on the Final Strategy Value on the Valuation Date.  If the Final Strategy Value is equal to or less than the Initial Strategy Value, the Redemption Amount will equal only the principal amount invested, with no additional return.

The performance of the Strategy is dependent on the relative performance of the LBCIPB Basket versus the LBCI Basket.

The Strategy is designed to be a monthly resetting market neutral alpha strategy that reflects the difference between the monthly return on the LBCIPB Basket (a basket consisting of the ten LBCIPB Component Sub-Indices) and the monthly return on the LBCI Basket (a basket consisting of the ten corresponding LBCI Component Sub-Indices) — essentially, a long position in the LBCIPB Basket and a short position in the LBCI Basket.  For a description of the Strategy and the manner of its calculation, see “The Lehman Brothers Commodity Based Alpha Trading Strategies (ComBATS) I” below.  Accordingly, the Strategy Value over time will depend solely on the relative monthly performance of the LBCIPB Component Sub-Indices in aggregate compared to the monthly performance of the LBCI Component Sub-Indices in aggregate (the LBCIPB Basket Return and LBCI Basket Return, respectively, each as defined below under “The Lehman Brothers Commodity Based Alpha Trading Strategies (ComBATS) I — ComBATS I Return Calculations”).

Each LBCI Component Sub-Index is an excess return index that is a component of, and utilizes the same methodology as, the general LBCI Excess Return.  Each LBCIPB Component Sub-Index is an excess return index and a component of the LBCI Pure Beta Excess Return, and re-allocates the single Index Contract underlying that LBCIPB Component Sub-Index on a quarterly basis to a series of forward contracts in the standard LBCI Contract Calendar of successive one-month increments, or “Forward Allocations”, using the re-allocation methodology of the LBCI Pure Beta.  This re-allocation methodology seeks both to mitigate distortions in the commodity markets associated with investment flows and supply disruptions, among others, and to underweight commodities that have been in contango and overweight commodities in backwardation, offering the potential to minimize negative roll yield.  For further information on the methodology utilized by the LBCI Pure Beta, see “The Lehman Brothers Commodity Index:  Pure Beta—Quarterly Re-Allocation to Forward Allocations”.

Neither Lehman Brothers Holdings Inc. nor Lehman Brothers Inc. can give any assurance that the re-allocation methodology of the LBCIPB Component Sub-Indices or the LBCI Pure Beta generally will be successful or achieve its expected objectives, that any LBCIPB Component Sub-Index will outperform its corresponding LBCI Component Sub-Index, or that the LBCIPB Basket will outperform the LBCI Basket in all or any months.  If the LBCIPB Basket does not outperform the LBCI Basket in one or more months (that is, if the monthly LBCIPB Basket Return does not reflect greater appreciation or less depreciation than the LBCI Basket Return), the Strategy Value will decrease, and the market value of the notes may be adversely affected.  To the extent that the LBCIPB Basket does not outperform the LBCI Basket over time, the Final Strategy Value on the Valuation Date will be zero or negative, and at maturity, you will receive only the principal amount invested, with no additional return.

Many economic and market factors will impact the value of the notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

In addition to the Strategy Value on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•

the volatility or expected volatility of the Strategy, the LBCIPB Basket, the LBCI Basket, or the individual LBCIPB Component Sub-Indices and LBCI Component Sub-Indices (or the Index Contracts underlying the LBCIPB Component Sub-Indices and LBCI Component Sub-Indices or the commodities underlying the Index Contracts);

•	the time to maturity of the notes (and any associated “time premium”);

•	the market price of the Index Contracts or the commodities underlying the Index Contracts;

•	interest rates in the market generally;

•	a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events; and

•	the credit ratings of Lehman Brothers Holdings Inc.

The use of a return based on the relative performance of two baskets that are comprised of sub-indices instead of a return based on the performance of a single commodity or an index return may adversely affect the return on your investment.

The amount payable on the notes, if any, is based on the Final Strategy Value, which in turn reflects the performance of the monthly LBCIPB Basket Return relative to the monthly LBCI Basket Return.  Each of the LBCIPB Basket Return and the LBCI Basket Return will be affected respectively by the movements in the aggregate levels of the LBCIPB Component Sub-Indices and the LBCI Component Sub-Indices. In each case, changes in the levels of one or more LBCIPB Component Sub-Indices and/or one or more LBCI Component Sub-Indices in one or more months may not correlate with changes in other LBCIPB Component Sub-Indices or LBCI Component Sub-Indices, respectively.  At a time when the level of one or more of the LBCIPB Component Sub-Indices or LBCI Component Sub-Indices, as the case may be, increases, the level of one or more of the other LBCIPB Component Sub-Indices in the LBCIPB Basket or of the other LBCI Component Sub-Indices in the LBCI Basket, as the case may be, may increase to a lesser extent or may decline.  Such uncorrelated movements in the levels of the LBCIPB Component Sub-Indices or the LBCI Component Sub-Indices, as the case may be, may in one or more months moderate or eliminate an increase in the LBCIPB Basket Return or may moderate or eliminate a decrease in the LBCI Basket Return that otherwise may have occurred, thereby negatively affecting the Strategy Value, and, potentially, the Final Strategy Value and the Redemption Amount payable on the Maturity Date.

Future prices of the Index Contracts constituting the LBCIPB Component Sub-Indices and LBCI Component Sub-Indices relative to their current prices may increase or decrease the level of the LBCIPB Component Sub-Indices and LBCI Component Sub-Indices, and therefore the amount payable on the notes.

Each of the LBCIPB Component Sub-Indices that comprise the LBCIPB Basket and each of the LBCI Component Sub-Indices that comprise the LBCI Basket reflects the return associated with the changes in price of an Index Contract on a single underlying physical commodity, together with the “roll yield” associated with that Index Contract (the price changes and roll yield taken together constitute the “excess return” reflected by the Component Sub-Index).  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, and unlike owning the commodity directly, a commodity futures contract normally specifies a certain date for delivery of the underlying physical commodity.  A fundamental characteristic of the LBCIPB Component Sub-Indices and the LBCI Component Sub-Indices, like other commodity indices, is that as a result of being comprised of futures contracts, the LBCIPB Component Sub-Indices and the LBCI Component Sub-Indices must be managed to ensure they do not take delivery of the commodities in question.  This is achieved through a process referred to as “rolling”, under which a given Index Contract during a month in which it approaches its settlement date is rolled forward to a new contract date (i.e., the Index Contract is effectively “sold” to “buy” a longer-dated Index Contract).  For further information on the roll process for the Component Sub-Indices, see “The Lehman Brothers Commodity Index—Pure Beta—LBCI Pure Beta Return Calculations” and “The Lehman Brothers Commodity Index—LBCI Return Calculations” below.

Roll yield is generated during the roll process from the difference in price between the near-term and longer-dated futures contracts.  When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in backwardation, and positive roll yield is generated when higher-priced near-term futures contracts are “sold” to “buy” lower priced longer-dated contracts.  When the opposite is true and longer-dated contracts are priced higher, the market is in contango, and negative roll yields result from the “sale” of lower priced near-term futures contracts to “buy” higher priced longer-dated contracts.

Because the Strategy Value reflects the monthly difference between the LBCIPB Basket Return and the LBCI Basket Return, to the extent that the roll yields on one or more Index Contracts result in a decrease in the excess returns on one or more LBCIPB Component Sub-Indices, or in an increase in the excess returns on one or more LBCI Component Sub-Indices, the Strategy Value, including the Final Strategy Value, may be negatively affected.

The return on your notes may not reflect all developments in the Strategy Value prior to the Valuation Date.

Because the Final Strategy Value will be based on the Strategy Value on the Valuation Date, which is a single Strategy Business Day near the end of the term of the notes, the Strategy Value at other times during the term of the notes or at the Maturity Date could be higher than the Final Strategy Value. This difference could be particularly large if there is a significant decrease in the level of the Strategy during the latter portion of the term of the notes (for example, due to a large decrease in the LBCIPB Basket Return relative to the LBCI Basket Return, or large increase in the LBCI Basket Return relative to the LBCIPB Basket Return), or if there is significant volatility in the Strategy Value during the term of the notes, especially on dates near the Valuation Date.

The notes are not directly linked to the Index Contracts or any other exchange-traded futures contracts.

The notes are not linked directly to the Index Contracts or any other exchange-traded futures contracts.  The notes are linked to the Strategy, which reflects the monthly performance over time of the LBCIPB Basket Return relative to the LBCI Basket Return.  The LBCIPB Basket Return and LBCI Basket Return reflect, in turn, the aggregate performance of the LBCIPB Component Sub-Indices and LBCI Component Sub-Indices, each of which is an excess return index whose returns include both changes in price of the underlying Index Contract and the positive or negative “roll yield” associated with the rolling of that Index Contract.  The return on the notes therefore does not reflect the return you would realize if the notes were linked directly to, or if the Strategy Value, LBCIPB Basket Return or LBCI Basket Return were determined based directly on, the Index Contracts, or if you actually owned the Index Contracts or other exchange-traded futures contracts for a similar period.

The inclusion in the original issue price of the broker’s fee and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates is likely to adversely affect the value of the notes prior to maturity.

The original issue price of the notes includes the broker’s fee and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates.  Such cost includes such affiliates’ expected cost of providing this hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which a broker will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price.  In addition, any such prices may differ from values determined by pricing models used by a broker, as a result of such compensation or other transaction costs.

As Strategy Sponsor, as well as the sponsor of the LBCIPB Component Sub-Indices and the LBCI Component Sub-Indices, Lehman Brothers Inc., an affiliate of the Issuer, will have the authority to make determinations that could create conflicts of interest or materially affect your notes in various ways.

The Strategy was developed, and is owned, by Lehman Brothers Inc., an affiliate of Lehman Brothers Holdings Inc.  Lehman Brothers Inc. is responsible for, and has determinative influence over, the composition, calculation and maintenance of the Strategy.  Similarly, both the LBCIPB Component Sub-Indices and the LBCI Component Sub-Indices, were developed, and are owned, by Lehman Brothers Inc.  Lehman Brothers Inc. calculates and publishes the LBCI Component Sub-Indices, while the LBCIPB Component Sub-Indices are calculated and disseminated by Interactive Data Corporation (“IDC”), as LBCIPB Calculation Agent for the LBCIPB Component Sub-Indices.  Lehman Brothers Inc. is responsible for, and has determinative influence over, the composition, methodologies and maintenance of the LBCIPB Component Sub-Indices and the LBCI Component Sub-Indices.  The judgments that Lehman Brothers Inc., as Strategy Sponsor, and as sponsor of the LBCIPB Component Sub-Indices and the LBCI Component Sub-Indices, makes in connection with the calculation of the Strategy and the LBCI Component Sub-Indices, and the composition and maintenance of the Strategy, the LBCIPB Component Sub-Indices and the LBCI Component Sub-Indices, may affect the value of the notes, the Strategy Value (including the Final Strategy Value) and the Redemption Amount payable on the notes.  See “The Lehman Brothers Commodity Based Alpha Trading Strategies (ComBATS) I”, “The Lehman Brothers Commodity Index:  Pure Beta” and “The Lehman Brothers Commodity Index” for additional details on the role of Lehman Brothers Inc. as Strategy Sponsor, and as sponsor of the LBCIPB Component Sub-Indices and the LBCI Component Sub-Indices (and IDC as LBCIPB Calculation Agent).  Neither Lehman Brothers Inc., in its capacity as Strategy Sponsor, and as sponsor of the LBCIPB Component Sub-Indices and the LBCI Component Sub-Indices, or IDC, in its capacity as LBCIPB Calculation Agent, has any obligation to take your interests into consideration for any reason.

The role played by Lehman Brothers Inc., as Strategy Sponsor, and as sponsor of the LBCIPB Component Sub-Indices and the LBCI Component Sub-Indices, and the exercise by it of the kinds of discretion described above could present it with a conflict of interest.  In addition, Lehman Brothers Inc. may decide to discontinue the Strategy, the LBCIPB Component Sub-Indices and/or the LBCI Component Sub-Indices, which would mean that, if Lehman Brothers Inc. determines that no successor strategy or component sub-index exists on the date when the Final Strategy Value is required to be determined, then in its capacity as Calculation Agent it would have the discretion to make determinations with respect to the Final Strategy Value and the Redemption Amount payable on the notes, which may adversely affect the value of the notes.  See “Strategy Adjustment” above.

Commodity prices change unpredictably, affecting the Index level and the value of your notes in unforeseeable ways.

The Strategy Value, including the Final Strategy Value used to calculate the Redemption Amount at maturity, is determined by the monthly difference between the LBCIPB Basket Return and LBCI Basket Return. The LBCIPB Basket Return and LBCI Basket Return in turn reflect the aggregate monthly performance of the LBCIPB Component Sub-Indices and LBCI Component Sub-Indices, respectively, each of which measures the return associated with the changes in price of an Index Contract on a single underlying physical commodity.

The levels of the LBCIPB Component Sub-Indices and LBCI Component Sub-Indices, the Index Contracts that comprise the LBCIPB Component Sub-Indices and the LBCI Component Sub-Indices, and the commodities underlying such Index Contracts are primarily affected by the demand for and supply of the commodities underlying such Index Contracts, but from time to time may also be significantly affected by speculative actions or currency exchange rates. Demand for the commodities underlying such Index Contracts is significantly linked to the level of global industrial economic activity, but is also influenced by other factors such as government regulations (including environmental or consumption policies) and growth in industrial production and gross domestic product in emerging market countries, such as India or China, that have become oversized users of commodities. In addition to general economic activity and demand, prices for the Index Contracts and the commodities underlying such Index Contracts can be influenced by political events, changes in production and yields, weather, trade and diseases, as well as labor activity and supply disruptions in regions of the world that are major producers of the relevant commodities, all of which will tend to affect worldwide prices of an Index Contract or the commodity underlying the relevant Index Contract, regardless of the location of the event. It is impossible to predict what effect these factors will have on the value of any of the Strategy, the LBCIPB Component Sub-Indices or the LBCI Component Sub-Indices and thus, the return on the notes.

In the event of sudden disruptions in the supply of an Index Contract (or commodity underlying an Index Contract), such as those caused by war, natural events, or accidents, the prices of the related Index Contracts, and as a result the Strategy Value or the LBCIPB Basket Return or LBCI Basket Return, could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon the introduction of new or previously withheld supplies of a commodity underlying an Index Contract into the market or the introduction of substitute products or commodities. In addition, there are substitutes for each of the commodities underlying the Index Contracts in various applications, and the availability and price of these substitutes (and in particular, a decrease in the price of any of these substitute commodities) will also affect demand for a commodity underlying an Index Contract and may have a material adverse effect on the value of an LBCIPB Component Sub-Index or LBCI Component Sub-Index.  Because the Strategy Value, including the Final Strategy Value used to calculate the Redemption Amount at maturity, reflects the monthly difference between the LBCIPB Basket Return and the LBCI Basket Return, to the extent that the events described above result in a decrease in the level of one or more LBCIPB Component Sub-Indices, or in an increase in the level of one or more LBCI Component Sub-Indices, the Strategy Value and the Redemption Amount payable on the Maturity Date may be negatively affected.

Suspension or disruptions of market trading in the commodity and related futures markets may require an adjustment to the calculation of the Strategy, and may adversely affect the value of the notes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of one or more of the LBCIPB Component Sub-Indices and/or LBCI Component Sub-Indices and, therefore, the LBCIPB Basket Return, the LBCI Basket Return, the Strategy Value and the value of your notes.

Certain of the events set forth above also constitute Market Disruption Events under the terms of the notes.  To the extent any Market Disruption Event occurs with respect to the Index Contracts for one or more LBCIPB Component Sub-Indices and LBCI Component Sub-Indices and remains in effect on the scheduled Valuation Date for the notes, the Valuation Date for the affected LBCIPB Component Sub-Indices and LBCI Component Sub-Indices will be postponed until the Market Disruption Event ceases to be in effect or, if the Market Disruption Event remains in effect for five scheduled trading days after the Valuation Date, the Final Strategy Value will be determined by the Calculation Agent as described above under “Market Disruption Event”.  In the event the Valuation Date is postponed, the Final Strategy Value may be lower than anticipated and possibly less than the Initial Strategy Value, which may adversely affect the Redemption Amount.  In addition, if the Valuation Date is postponed due to a Market Disruption Event as described above so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the third Business Day following the postponed Valuation Date.

Trading and other transactions by affiliates of Lehman Brothers Holdings Inc. and others in the Index Contracts and the commodities underlying the Index Contracts may affect the level of one or more LBCIPB Component Sub-Indices or LBCI Component Sub-Indices and, therefore, the LBCIPB Basket Return, LBCI Basket Return or Strategy Value.

Lehman Brothers Commodity Services Inc. and certain other affiliates of Lehman Brothers Holdings Inc. actively trade the Index Contracts and options on futures contracts on the commodities underlying the Index Contracts.  Lehman Brothers Commodity Services Inc. and certain other affiliates of Lehman Brothers Holdings Inc., also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments that are linked to the performance of the Strategy, the LBCIPB Component Sub-Indices, the LBCI Component Sub-Indices, the Index Contracts or the commodities underlying the Index Contracts. Certain affiliates of Lehman Brothers Holdings Inc., may underwrite or issue other securities or financial instruments linked to the Strategy or one or more of the LBCIPB Component Sub-Indices and/or the LBCI Component Sub-Indices.  Lehman Brothers Inc. and certain of its affiliates may license the Strategy or one or more of the LBCIPB Component Sub-Indices and/or the LBCI Component Sub-Indices for publication or for use by unaffiliated third parties. The markets in certain of the Index Contracts may not be traded in significant volumes and may be significantly affected by trading activities, including speculators.

Trading and underwriting activities by Lehman Brothers Holdings Inc. and its respective affiliates could adversely affect the value of the Index Contracts, the commodities underlying the Index Contracts and the level of one or more LBCIPB Component Sub-Indices or LBCI Component Sub-Indices and, therefore, the LBCIPB Basket Return, LBCI Basket Return or Strategy Value, and therefore could in turn affect the return on and the value of the notes.  For instance, a market maker in a financial instrument linked to the performance of the Strategy or one or more of the LBCIPB Component Sub-Indices and/or LBCI Component Sub-Indices may expect to hedge some or all of its position in that financial instrument.  Purchase (or selling) activity in the Index Contracts or the commodities underlying the Index Contracts in order to hedge the market maker’s position in the financial instrument may affect the market price of the Index Contracts, which in turn may affect the level of one or more LBCIPB Component Sub-Indices or LBCI Component Sub-Indices and, therefore, the LBCIPB Basket Return, LBCI Basket

Return or Strategy Value. With respect to any of the activities described above, none of Lehman Brothers Holdings Inc. or its respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the notes into consideration at any time.

Lehman Brothers Inc. may be required to replace an Index Contract if that contract is terminated or replaced.

Each Index Contract is a “Designated Contract” that has been selected as the reference contract for each commodity represented in the LBCIPB Component Sub-Indices and the LBCI Component Sub-Indices, as described under “The Lehman Brothers Commodity Based Alpha Trading Strategies (ComBATS) I — ComBATS I Composition and Weightings” below.  Data concerning these Designated Contracts will be used to calculate the LBCIPB Basket Return, the LBCI Basket Return and the Strategy Value.  If an Index Contract were to be terminated or replaced by an exchange, a comparable futures contract, if available, would be selected by Lehman Brothers Inc. as a Designated Contract to replace that Index Contract.  The termination or replacement of any Index Contract may have an adverse impact on the Strategy Value.

Lack of regulation by the CFTC.

The notes are debt securities that are direct obligations of Lehman Brothers Holdings Inc. The net proceeds to be received by Lehman Brothers Holdings Inc. from the sale of the notes will not be used to purchase or sell Index Contracts, the commodities underlying the Index Contracts or other futures contracts on such commodities for the benefit of holders of the notes. The notes are not themselves commodities futures contracts, and an investment in the notes does not constitute either an investment in the Index Contracts, the commodities underlying the Index Contracts or other futures contracts on such commodities, or in a collective investment vehicle that trades in the Index Contracts, the commodities underlying the Index Contracts or other futures contracts on such commodities.

Unlike an investment in the notes, an investment in a collective investment vehicle that invests in commodities on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (“CFTC”) as a “commodity pool operator” (“CPO”). Because the notes are not interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, Lehman Brothers Holdings Inc. will not be registered with the CFTC as a CPO, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in commodities or who invest in regulated commodity pools.

Because the notes do not constitute investments by you in futures contracts traded on regulated futures exchanges, you will not benefit from the CFTC’s or any other regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange.

You must rely on your own evaluation of the merits of an investment linked to the Strategy and the commodities underlying the Index Contracts that comprise the LBCIPB Basket, the LBCI Basket and the Strategy.

In the ordinary course of their businesses, affiliates of Lehman Brothers Holdings Inc. may from time to time express views on expected movements in the Strategy Value, the levels of the LBCIPB Basket or the LBCI Basket (or constituent LBCIPB Component Sub-Indices or LBCI Component Sub-Indices), the individual Index Contracts or the commodities underlying the Index Contracts.  These views are sometimes communicated to clients who participate in markets in the Index Contracts or the commodities underlying the Index Contracts. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in markets for the Index Contracts or the commodities underlying the Index Contracts may at any time have significantly different views from those of Lehman Brothers Holdings Inc. or its affiliates.  In connection with your purchase of the notes, you should investigate the Strategy, the LBCIPB Basket and LBCI Basket (and constituent LBCIPB Component Sub-Indices and LBCI Component Sub-Indices), the Index Contracts and the commodities underlying the Index Contracts, and should not rely on views that may be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to the Strategy, the LBCIPB Basket or the LBCI Basket (or constituent LBCIPB Component Sub-Indices or LBCI Component Sub-Indices) or any such Index Contract or underlying commodity.

You should make such investigation as you deem appropriate as to the merits of an investment linked to the Strategy.  Neither the offering of the notes nor any views which may from time to time be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to the Strategy, the LBCIPB Basket or the LBCI Basket (or constituent LBCIPB Component Sub-Indices or LBCI Component Sub-Indices) the individual Index Contracts or the commodities underlying the Index Contracts constitutes a recommendation as to the merits of an investment in your notes.

One or more LBCIPB Component Sub-Indices and LBCI Component Sub-Indices may in the future be based on Index Contracts that are not traded on regulated futures exchanges.

The LBCIPB Basket and the LBCI Basket on which the Strategy is based reflect the aggregate performance of the LBCIPB Component Sub-Indices and LBCI Component Sub-Indices, respectively, each of which reflects the return associated with the changes in price of an Index Contract on a single underlying physical commodity.  These Index Contracts are all futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). However, it is possible that an LBCIPB Component Sub-Index or LBCI Component Sub-Index could in the future be based on an over-the-

counter contract (such as a swap or forward contract) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such a contract, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated futures  exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of a contract on such a facility, and the use of such a contract as a basis for an LBCIPB Component Sub-Index or LBCI Component Sub-Index, could present certain risks not associated with most exchange traded futures contracts, including risks related to the liquidity and price history of the relevant contract.

UNITED STATES FEDERAL INCOME TAX TREATMENT

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences — Contingent Payment Debt Instruments” in the Series I MTN prospectus supplement.

Based on the current interest rate environment, Lehman Brothers Holdings Inc. estimates that the comparable yield of the Notes would be an annual rate of approximately [•]%, compounded semi-annually.  Lehman Brothers Holdings Inc. will not determine the actual comparable yield of the Notes, however, until the Notes are issued.

You can obtain the comparable yield and projected payment schedule by submitting a written request to Lehman Brothers Holdings Inc. at the following address:

Controller’s Office

Lehman Brothers Holdings Inc.

745 Seventh Avenue

New York, New York 10019

(212) 526-7000

HYPOTHETICAL REDEMPTION AMOUNT PAYMENT EXAMPLES

The Redemption Amount payable on the notes at maturity equals the principal amount of the notes plus an Additional Amount, if any, equal to principal amount multiplied by either (a) the percentage product of the Participation Rate and the Strategy Performance (the percentage increase in the Final Strategy Value relative to the Initial Strategy Value), if the Final Strategy Value is greater than the Initial Strategy Value, or (b) zero, if the Final Strategy Value is equal to or less than the Initial Strategy Value.  Accordingly, if the Final Strategy Value is greater than the Initial Strategy Value, the Strategy Performance will be positive, resulting in an Additional Amount that is greater than zero.  Conversely, if the Final Strategy Value is below or less than the Initial Strategy Value, no Additional Amount will be payable (that is, the Additional Amount will be zero), and the Redemption Amount payable at maturity will equal only the repayment of the principal invested, with no additional return.

Whether or not the Final Strategy Value increases relative to the Initial Strategy Value in turn depends on whether, and the degree to which, the monthly LBCIPB Return Basket over time exceeds (either appreciates more than, or depreciates less than) the monthly LBCI Basket Return.  The Strategy Value is reset monthly on each ComBATS I Reset Date (as defined below under “The Lehman Brothers Commodity Based Alpha Trading Strategies (ComBATS) I”, such that the Strategy Value effectively reflects the aggregate return on a series of hypothetical one-month long positions in the LBCIPB Basket and short positions in the LBCI Basket (with the hypothetical long and short positions in the LBCIPB Basket and LBCI Basket, respectively, liquidated on each ComBATS I Reset Date, “realizing” any gains and losses, and new long and short positions entered into on that ComBATS I Reset Date).  For a description of the Strategy and the calculation of the Strategy Value, see “The Lehman Brothers Commodity Based Alpha Trading Strategies (ComBATS) I — ComBATS I Return Calculation” below.

The table below illustrates the hypothetical Redemption Amount at maturity (including, where relevant, the payment of the Additional Amount) per note of $50,000 minimum denomination, based on a hypothetical range for the Strategy Performance from 50% to –50%, based on hypothetical values of 125.18 for the Initial Strategy Value and 170% for the Participation Rate (each of which will be determined on the Trade Date), as well as a hypothetical series of Final Strategy Values and consequent range for the Strategy Performance from 50% to –50% (i.e., from 50% appreciation to 50% depreciation in the Final Strategy Value relative to the Initial Strategy Value).  The following results are based solely on the hypothetical examples cited; the Initial Strategy Value, Final Strategy Values and resulting Strategy Performance have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of the Strategy.  Numbers used in these examples have been rounded for ease of analysis.

Final Strategy Value	Strategy Performance*	Participation Rate	Additional Amount†	Redemption Amount‡

187.77	50.0%	170.00%	$42,500	$92,500
181.51	45.0%	170.00%	$38,250	$88,250
175.25	40.0%	170.00%	$34,000	$84,000
168.99	35.0%	170.00%	$29,750	$79,750
162.73	30.0%	170.00%	$25,500	$75,500
156.47	25.0%	170.00%	$21,250	$71,250
150.22	20.0%	170.00%	$17,000	$67,000
143.96	15.0%	170.00%	$12,750	$62,750
137.70	10.0%	170.00%	$8,500	$58,500
131.44	5.0%	170.00%	$4,250	$54,250
125.18	0.0%	N/A	$0	$50,000
118.92	–5.0%	N/A	$0	$50,000
112.66	–10.0%	N/A	$0	$50,000
106.40	–15.0%	N/A	$0	$50,000
100.14	–20.0%	N/A	$0	$50,000
93.88	–25.0%	N/A	$0	$50,000
87.63	–30.0%	N/A	$0	$50,000
81.37	–35.0%	N/A	$0	$50,000
75.11	–40.0%	N/A	$0	$50,000
68.85	–45.0%	N/A	$0	$50,000
62.59	–50.0%	N/A	$0	$50,000

*	Strategy Performance = (Final Strategy Value – Initial Strategy Value) / Initial Strategy Value

†

Additional Amount per $50,000 note = $50,000 multiplied by (a) the product of the Strategy Performance and the Participation Rate, if the Final Strategy Value is greater than the Initial Strategy Value, or (b) zero, if the Final Strategy Value is less than or equal to the Initial Strategy Value.

‡	Redemption Amount per $50,000 note = $50,000 + Additional Amount

The following examples illustrate how the Strategy Performance, Additional Amounts and Redemption Amounts set forth in the table above are calculated. For an illustration of the Strategy Value calculation using a series of hypothetical monthly LBCIPB Basket Returns and LBCI Basket Returns, see “The Lehman Brothers Commodity Based Alpha Trading Strategies (ComBATS) I — ComBATS I Return Calculation” below.

Example 1: The Final Strategy Value is 175.25, an increase of 40% relative to the Initial Strategy Value of 125.18, resulting in a Strategy Performance of 40% and a Redemption Amount of $84,000 per note of $50,000 minimum denomination.

Because the Final Strategy Value is greater than the Initial Strategy Value, the Additional Amount is equal to $50,000 times 68% (equal to the product of the Participation Rate (170%) and the Strategy Performance (40%)), and the Redemption Amount is equal to $50,000 plus the Additional Amount, calculated as follows:

Additional Amount = $50,000 x (170% x 40%) = $34,000

Redemption Amount = $50,000 + $34,000 = $84,000

Example 2: The Final Strategy Value is 100.14, a decrease of 20% relative to the Initial Strategy Value of 125.18, resulting in a Strategy Performance of –20% and a Redemption Amount of $50,000 per note of $50,000 minimum denomination.

Because the Final Strategy Value is less than the Initial Strategy Value, the Additional Amount is equal to $0 and the Redemption Amount at maturity is equal to the $50,000 principal invested, with no additional return.

Example 3: The Final Strategy Value of 125.18 is unchanged from the Initial Strategy Value of 125.18, resulting in a Strategy Performance of 0% and a Redemption Amount of $50,000 per note of $50,000 minimum denomination.

Because the Final Strategy Value is exactly equal to the Initial Strategy Value, the Additional Amount is equal to $0 and the Redemption Amount at maturity is equal to the $50,000 principal invested, with no additional return.

HISTORICAL PERFORMANCE OF THE STRATEGY

The historical information below is provided for informational purposes only.  None of the hypothetical or actual historical levels of the Index, or returns on the LBCIPB Basket or LBCI Basket, are indicative of the future performance of the Strategy, the LBCIPB Basket Return, the LBCI Basket Return, the Final Strategy Value, or what the value of the notes may be.  Fluctuations in the LBCIPB Basket Return and the LBCI Basket Return, and consequent level of the Strategy, make it difficult to predict whether the Final Strategy Value will exceed the Initial Strategy Value and, consequently, whether the Additional Amount will be payable at maturity or what that Additional Amount, if any, may be (and thus whether the Redemption Amount payable at maturity will be greater than the principal amount invested).  Fluctuations in the hypothetical or actual historical returns on the LBCIPB Basket and LBCI Basket, and of the levels of the Strategy, may be greater or lesser than fluctuations experienced by the holders of the notes.

As the Strategy was launched on February 29, 2008, the Strategy has little or no trading history, and limited actual historical information on the performance of the Strategy is available.  The following graph shows (a) hypothetical daily historical levels for the Strategy from January 1, 2001, to February 29, 2008, calculated based on a level for the Index that was set to 100 on June 30, 2006 (to correspond to the initial levels of the LBCI Pure Beta and the general LBCI, each of which was set to 100 as of that date), and using the same methodology and objective criteria as will be used by the Strategy going forward, and (b) actual daily historical levels for the Strategy from February 29, 2008, to July 3, 2008.

As described in “The Lehman Brothers Commodity Based Alpha Trading Strategies (ComBATS) I” below, the Strategy is designed to reflect over time the difference between the monthly returns on the LBCIPB Basket and the LBCI Basket.  The table below sets forth the hypothetical and actual historical monthly returns for the LBCIPB Basket and LBCI Basket, as well as the spread between those monthly returns, for each month from and including January 2001 to and including June 2008, used in the calculation of the Strategy levels presented in the graph above.

As the LBCI Basket and LBCIPB Basket were each created on February 29, 2008, in conjunction with the launch of the Strategy, historical monthly returns for each of the LBCI Basket and LBCIPB Basket prior to March 2008 are hypothetical returns calculated using historical values for the LBCIPB Component Sub-Indices and LBCI Component Sub-Indices and the same methodology and criteria (including weightings) as will be used for the calculation of the LBCIPB Basket and LBCI Basket returns in accordance with the Strategy.

	LBCIPB Basket Return	LBCI Basket Return	Spread		LBCIPB Basket Return	LBCI Basket Return	Spread		LBCIPB Basket Return	LBCI Basket Return	Spread
2001				2004				2007
Jan	0.90%	–4.31%	5.21%	Jan	3.03%	1.52%	1.51%	Jan	–1.86%	–1.22%	–0.64%
Feb	–0.60%	–1.99%	1.39%	Feb	5.40%	4.80%	0.60%	Feb	3.00%	2.00%	1.00%
Mar	–3.17%	–5.13%	1.96%	Mar	4.80%	3.00%	1.81%	Mar	0.78%	0.04%	0.74%
Apr	3.95%	4.02%	–0.07%	Apr	–0.37%	–2.40%	2.04%	Apr	3.68%	2.89%	0.79%
May	–2.07%	–2.62%	0.55%	May	3.60%	2.83%	0.77%	May	–0.81%	–0.87%	0.06%
Jun	–4.25%	–4.56%	0.31%	Jun	0.02%	–1.25%	1.27%	Jun	–0.18%	–0.45%	0.27%
Jul	–1.31%	–1.26%	–0.04%	Jul	3.78%	3.02%	0.75%	Jul	4.67%	4.48%	0.19%
Aug	–1.84%	–2.65%	0.81%	Aug	–2.29%	–4.97%	2.68%	Aug	–2.07%	–4.35%	2.28%
Sep	–6.93%	–8.88%	1.95%	Sep	10.43%	10.13%	0.31%	Sep	6.89%	5.58%	1.31%
Oct	–0.40%	–0.35%	–0.05%	Oct	1.36%	0.25%	1.11%	Oct	1.19%	–0.92%	2.11%
Nov	1.83%	0.13%	1.69%	Nov	1.45%	–0.10%	1.55%	Nov	–2.24%	–3.67%	1.43%
Dec	–1.89%	–1.99%	0.10%	Dec	–0.61%	–2.56%	1.94%	Dec	0.80%	–0.06%	0.86%
2002				2005				2008
Jan	–1.52%	–3.42%	1.90%	Jan	1.95%	0.61%	1.35%	Jan	5.70%	5.20%	0.50%
Feb	1.01%	1.37%	–0.36%	Feb	5.82%	5.54%	0.28%	Feb	11.26%	9.96%	1.30%
Mar	7.54%	7.25%	0.28%	Mar	3.90%	2.28%	1.62%	Mar	–4.17%	–6.02%	1.85%
Apr	–1.23%	–1.39%	0.16%	Apr	–5.29%	–6.44%	1.15%	Apr	1.55%	1.03%	0.51%
May	–1.70%	–2.95%	1.24%	May	–1.22%	–1.72%	0.50%	May	0.23%	–0.11%	0.35%
Jun	1.52%	0.90%	0.62%	Jun	2.18%	1.64%	0.54%	June	6.18%	5.57%	0.61%
Jul	0.36%	0.35%	0.01%	Jul	3.97%	3.88%	0.09%
Aug	2.64%	0.32%	2.32%	Aug	7.62%	9.47%	–1.85%
Sep	3.48%	6.85%	–3.37%	Sep	4.13%	3.74%	0.38%
Oct	2.22%	2.13%	0.10%	Oct	–2.51%	–4.44%	1.93%
Nov	1.71%	2.05%	–0.34%	Nov	3.13%	1.74%	1.39%
Dec	0.40%	0.30%	0.10%	Dec	5.85%	3.66%	2.18%
2003				2006
Jan	7.41%	7.27%	0.14%	Jan	7.06%	3.64%	3.42%
Feb	3.10%	8.04%	–4.94%	Feb	–3.76%	–4.99%	1.23%
Mar	–7.73%	–12.66%	4.93%	Mar	3.03%	1.73%	1.30%
Apr	0.82%	–0.96%	1.77%	Apr	6.73%	6.68%	0.06%
May	8.41%	8.54%	–0.14%	May	1.01%	1.61%	–0.61%
Jun	–2.86%	–4.40%	1.54%	Jun	1.44%	–1.13%	2.58%
Jul	3.85%	3.25%	0.60%	Jul	2.04%	3.57%	–1.54%
Aug	0.85%	0.51%	0.34%	Aug	–2.12%	–5.28%	3.16%
Sep	–0.97%	–2.13%	1.17%	Sep	–4.12%	–6.65%	2.54%
Oct	3.97%	2.88%	1.09%	Oct	3.94%	3.79%	0.15%
Nov	1.89%	0.37%	1.52%	Nov	3.68%	2.63%	1.05%
Dec	5.06%	5.11%	–0.05%	Jan	–5.98%	–7.58%	1.60%

Note that, with respect to the hypothetical and actual historical LBCIPB Basket and LBCI Basket returns reflected above (and related hypothetical and actual historical Strategy levels), the constituent LBCIPB Component Sub-Indices and LBCI Component Sub-Indices were launched on October 10, 2007, and June 30, 2006, respectively. Accordingly, values for the LBCIPB Basket and LBCI Basket returns reflected above (and related hypothetical and actual historical Strategy levels) were calculated using (a) hypothetical historical levels for the LBCIPB Component Sub-Indices prior to October 27, 2007 and for the LBCI Component Sub-Indices prior to June 30, 2006 (in each case, using the same methodology and objective criteria used in calculating the LBCIPB Component Sub-Indices and LBCI Component Sub-Indices after those dates, as well as actual observable data for the relevant Index Contracts), and (b) actual historical levels for the LBCIPB Component Sub-Indices and LBCI Component Sub-Indices after those dates.

THE LEHMAN BROTHERS COMMODITY BASED ALPHA TRADING STRATEGIES (ComBATS) I

Overview

The Lehman Brothers Commodity Based Alpha Trading Strategies I (“ComBATS I”) was launched on February 29, 2008, with an initial level for ComBATS I set to 100 as of June 30, 2006.  ComBATS I is designed to be a monthly resetting market neutral alpha strategy that reflects the difference between the monthly returns on a basket consisting of ten Lehman Brothers Commodity Index Pure Beta (“LBCI Pure Beta”) Excess Return single commodity sub-indices (each an “LBCIPB Component Sub-Index”, and collectively the “LBCIPB Basket”) and the monthly returns on a basket consisting of the corresponding Lehman Brothers Commodity Index (“LBCI”) Excess Return single commodity sub-indices for the same ten commodities (each an “LBCI Component Sub-Index”, and collectively the “LBCI Basket”) — essentially, a long position in the LBCIPB Basket and a short position in the LBCI Basket.

The LBCI is a rules-based index of exchange-traded commodities futures that uses liquidity as the primary criterion for commodity selection and weights, and for each underlying commodity, invests in the “next nearby” futures contract (or nearest term futures contract that satisfies certain liquidity requirements).  The LBCI currently is composed of the prices of 20 Index Contracts, which are exchange-traded futures contracts on physical commodities.

The LBCI Pure Beta is a rules-based index that provides exposure to the same 20 Index Contracts that comprise the LBCI, but is modified to apply a re-allocation methodology that seeks both to mitigate distortions in the commodity markets associated with investment flows and supply disruptions, among others, and to underweight commodities that have been in contango and overweight commodities in backwardation, offering the potential to reduce negative roll yield.  Roll yield arises from the differential between the price levels of the futures contracts that an index rolls out of and those it rolls into.  Under the LBCI Pure Beta’s re-allocation methodology, the contracts that comprise the LBCI Pure Beta may be rolled forward into more distant contract expirations.  For a further description of each of the LBCI Pure Beta and the general LBCI, see “The Lehman Brothers Commodity Index:  Pure Beta” and “The Lehman Brothers Commodity Index”, respectively, below.

ComBATS I, and any variations of ComBATS I or any other ComBATS variants, is a proprietary strategy that Lehman Brothers Inc., as Strategy Sponsor, developed, owns and calculates.

Final ComBATS I levels are published once daily between 4:00 p.m. and 6:00 p.m. (New York City time) on each LBCI Business Day (as defined below), after final levels for each component of the LBCIPB Basket and LBCI Basket have been published on such LBCI Business Day.  The final ComBATS I level for each LBCI Business Day is published on Bloomberg page “LBC1ER (LBC1R, <Index>, <GO>)” and on LehmanLive.  For purposes of ComBATS I, the term “LBCI Business Day” has the same meaning as for the LBCI Pure Beta and the general LBCI (as defined below under “The Lehman Brothers Commodity Index—Overview” below).

ComBATS I Composition and Weightings

As described above, ComBATS I consists of a long position in the LBCIPB Basket and a short position in the LBCI Basket, consisting of the LBCIPB Component Sub-Indices and LBCI Component Sub-Indices, and having the respective weights, in the LBCIPB Basket and LBCI Basket set forth below:

LBCIPB Basket		LBCI Basket
LBCIPB Component Sub-Index	Weight	LBCI Component Sub-Index	Weight
WTI Crude Oil Excess Return	10%	WTI Crude Oil Excess Return	10%
Natural Gas Excess Return	10%	Natural Gas Excess Return	10%
Heating Oil Excess Return	10%	Heating Oil Excess Return	10%
Total Energy	30%	Total Energy	30%

Aluminum Excess Return	10%	Aluminum Excess Return	10%
Copper Excess Return	10%	Copper Excess Return	10%
Nickel Excess Return	5%	Nickel Excess Return	5%
Zinc Excess Return	5%	Zinc Excess Return	5%

Total Metals	30%	Total Metals	30%

Wheat Excess Return	15%	Wheat Excess Return	15%
Sugar Excess Return	10%	Sugar Excess Return	10%
Total Agriculture	25%	Total Agriculture	25%

Lean Hogs Excess Return	15%	Lean Hogs Excess Return	15%
Total Livestock	15%	Total Livestock	15%

Total	100%	Total	100%

Each LBCIPB Component Sub-Index is sponsored by Lehman Brothers Inc. and calculated and published by Interactive Data Corporation (“IDC” or the “LBCIPB Calculation Agent”) and represents a single-commodity element of the LBCI Pure Beta.  Each LBCI Component Sub-Index is calculated and published by Lehman Brothers Inc. (the “LBCI Sponsor”) and represents a single-commodity element of the general LBCI.  Each LBCIPB Component Sub-Index and LBCI Component Sub-Index is comprised solely of the individual Index Contract representing the particular commodity underlying that sub-index.  Each LBCIPB Component Sub-Index and LBCI Component Sub-Index is also an excess return index that reflects the combined return of spot price movements in the relevant Index Contracts and roll yield associated with those Index Contracts. For a discussion of the calculation of excess returns, including the impact of roll yields, see “The Lehman Brothers Commodity Index: Pure Beta— Index Return Calculations” and “The Lehman Brothers Commodity Index—LBCI Return Calculations”.

The methodologies for, and calculation of the return for, each LBCIPB Component Sub-Index and LBCI Component Sub-Index are the same in all respects to the LBCI Pure Beta and general LBCI, respectively, except that the daily index weighting of each LBCIPB Component Sub-Index and LBCI Component Sub-Index is always 100%.

For a description of the LBCI Pure Beta and LBCI in general, see “The Lehman Brothers Commodity Index: Pure Beta” and “The Lehman Brothers Commodity Index” below.

ComBATS I Return Calculations

The initial level of ComBATS I was set to 100 as of June 30, 2006, and the level of ComBATS I (the “ComBATS I Level”) is reset each calendar month to the ComBATS I Level on the last LBCI Business Day of the immediately preceding month (each such day, a “ComBATS I Reset Date). The ComBATS I Level on each ComBATS I Reset Date is used as the starting point to calculate the ComBATS I Level on each LBCI Business Day in the month following that ComBATS I Reset Date.

The ComBATS I Level on any LBCI Business Day in the month following a ComBATS I Reset Date reflects the product of ComBATS I Level on the immediately preceding ComBATS I Reset Date times the difference between the month-to-date returns on the LBCIPB Basket and the LBCI Basket as of that LBCI Business Day, calculated as follows:

ComBATS I Level (PD) = ComBATS I Level (PD – 1) x (1 + LBCIPB Basket MTD Return (PD) – LBCI Basket MTD Return (PD) )

Where:

ComBATS I Level (PD) is the ComBATS I Level on the current LBCI Business Day;

ComBATS I Level (PD–1) is the ComBATS I Level on the last LBCI Business Day of the immediately preceding month;

LBCIPB MTD Basket Return (PD) is the month-to-date return on the LBCIPB Basket as of the relevant LBCI Business Day (calculated as described below); and

LBCI MTD Basket Return (PD) is the month-to-date return on the LBCI Basket as of the relevant LBCI Business Day (calculated as described below).

The month-to-date returns on the LBCIPB Basket and the LBCI Basket (“LBCIPB Basket MTD Return” and “LBCI Basket MTD Return”, respectively) as of any LBCI Index Business Day reflect the percentage increase or decrease in the weighted sum of the returns on each LBCIPB Component Sub-Index or LBCI Component Sub-Index, respectively, as of that LBCI Business Day, relative to the level of each such LBCIPB Component Sub-Index or LBCI Component Sub-Index, respectively, on the immediately preceding ComBATS I Reset Date, calculated as follows:

LBCIPB Basket MTD Return (PD)

Where:

W (i) is the weight of the respective LBCIPB Component Sub-Index as identified above;

LBCIPB Component (PD) is the closing level of the respective LBCIPB Component Sub-Index on the relevant LBCI Business Day; and

LBCIPB Component (PD-1) is the closing level of the respective LBCIPB Component Sub-Index on the immediately preceding ComBATS I Reset Date.

LBCI Basket MTD Return (PD)

Where:

W (i) is the weight of the respective LBCI Component Sub-Index as identified above;

LBCI Component (PD) is the closing level of the respective LBCI Component Sub-Index value on the relevant LBCI Business Day; and

LBCI Component (PD–1) is the closing level of the respective LBCI Component Sub-Index value on the immediately preceding ComBATS I Reset Date.

Through the monthly reset feature described above, the ComBATS I Level effectively reflects the aggregate return on a series of hypothetical one-month long positions in the LBCIPB Basket and short positions in the LBCI Basket.  The monthly reset feature itself is equivalent to liquidating the hypothetical long position in the LBCIPB Basket and short position in the LBCI Basket on each ComBATS I Reset Date (thereby “realizing” any gains and losses, as reflected in the ComBATS I Level on that ComBATS I Reset Date), and entering into new hypothetical long and short positions in the LBCIPB Basket and LBCI Basket, respectively, at the levels for the LBCIPB Component Sub-Indices and LBCI Component Sub-Indices, respectively, on that ComBATS I Reset Date, and using the weightings set forth under “—ComBATS I Composition and Weightings” above.

The monthly reset feature effectively reweights the LBCIPB Component Sub-Indices and LBCI Component Sub-Index within the LBCIPB Basket and LBCI Basket, respectively, to the weights specified above, thereby minimizing the degree to which changes in excess returns among the LBCIPB Component Sub-Indices and LBCI Component Sub-Index cause their relative weights to change from their specified weights (for example, outperformance in the excess returns of one or more LBCIPB Component Sub-Indices relative to other LBCIPB Sub-Indices would increase the relative weights of the outperforming LBCIPB Component Sub-Indices).  In addition, because of the reset feature, the performance of the ComBATS I Level across monthly periods will not equal, and may be greater or less than, the aggregate spread between the LBCIPB Basket MTD Returns and LBCI Basket MTD Returns across the same periods.

The following table illustrates the above calculations for a hypothetical ComBATS I Level (including the application of the spread between the LBCIPB MTD Basket Returns and LBCI MTD Basket Returns to the ComBATS I Level on each ComBATS I Reset Date) over a hypothetical six-month period.  The following table assumes a starting ComBATS I Level of 100 at the beginning of Month 1, and uses purely hypothetical examples for the LBCIPB Basket MTD Returns and LBCI Basket MTD Returns.  The LBCIPB Basket MTD Return and LBCI Basket MTD Return values were chosen arbitrarily for the purpose of this example and should not be taken as indicative of the future performance of the LBCIPB Basket, the LBCI Basket or ComBATS I. Numbers in the example have been rounded for ease of analysis.

Hypothetical Period	ComBATS I Starting Level*	LBCIPB Basket MTD Return as of monthly ComBATS I Reset Date	LBCI Basket MTD Return as of monthly ComBATS I Reset Date	LBCIPB Basket MTD Return — LBCI Basket MTD Return	ComBATS I Level on ComBATS I Reset Date†
Month 1	100.00	5.50%	1.20%	4.30%	104.30
Month 2	104.30	–2.50%	–4.30%	1.80%	106.18
Month 3	106.18	6.25%	7.55%	–1.30%	104.80
Month 4	104.80	5.00%	–0.60%	5.60%	110.67
Month 5	110.67	10.50%	6.25%	4.25%	115.37
Month 6	115.37	–1.25%	2.15%	–3.40%	111.48
	6-Month ComBATS I Return:				11.48	%‡

*

For any month, the ComBATS I Level to which the difference between the LBCIPB Basket MTD Returns and LBCI Basket MTD Returns is applied is reset to equal the ComBATS I Level on the immediately preceding ComBATS I Reset Date.

†	The ComBATS I Reset Date is the last LBCI Business Day of each calendar month.

‡

Calculated as the ComBATS I Level at the end of Month 6 (111.48) minus the ComBATS I Level at the start of Month 1 (100), divided by the ComBATS I Level at the start of Month 1 (100), expressed as a percentage.

For example, in Month 4, the starting ComBATS 1 Level was 104.80 (the ComBATS as of the immediately preceding ComBATS I Reset Date, the last LBCI Business Day of Month 3).  As of the last LBCI Business Day of Month 4, the LBCIPB Basket appreciated 5.00%, while the LBCI Basket depreciated 0.60%. This resulted in an increase of 5.60% in the ComBATS I Level from 104.80 to 110.67 as of the ComBATS I Reset Date at the end of Month 4, calculated as follows:

ComBATS I Level (End of Month 4)	=	ComBATS I Level (End of Month 3) x (1 + LBCIPB Basket MTD Return (End of Month 4) –
LBCI Basket MTD Return (End of Month 4))

	=	104.80 x [1 + {0.0500 – (–0.0060)}]

	=	104.80 x (1.056)

	=	110.67

The ComBATS I Level on the ComBATS I Reset Date at the end of Month 4, 110.67, would then be the starting ComBATS I Level for Month 5.

THE LEHMAN BROTHERS COMMODITY INDEX: PURE BETA

Overview

The Lehman Brothers Commodity Index Pure Beta (the “LBCI Pure Beta”) was launched on October 10, 2007 and is a variant of the general Lehman Brothers Commodity Index (“LBCI”), which was launched by Lehman Brothers Inc. on July 1, 2006. The initial level of each of the LBCI and the LBCI Pure Beta was set to 100 as of June 30, 2006. The LBCI Pure Beta is a rules-based index that provides exposure to the same 20 exchange-traded futures contracts (the “Index Contracts”) on physical commodities that comprise the LBCI, but modified to apply a re-allocation methodology that seeks both to mitigate distortions in the commodity markets associated with investment flows and supply disruptions, among others, and to underweight commodities that have been in contango and overweight commodities in backwardation, offering the potential to reduce negative roll yield.  Roll yield arises from the differential between the price levels of the futures contracts that an index rolls out of and those it rolls into. The LBCI and other traditional commodity indices tend to roll into “next nearby” futures contracts whereas the contracts that comprise the LBCI Pure Beta may be rolled forward into more distant contract expirations using certain allocation rules described below.

The LBCI Pure Beta (including the LBCI Pure Beta Total Return, the LBCI Pure Beta Excess Return, each LBCI Pure Beta sub-index and any variations of the LBCI Pure Beta or its sub-indices), is a proprietary index that Lehman Brothers Inc., as Index Sponsor, developed and owns.  IDC, as Index Calculation Agent pursuant to an agreement with the Index Sponsor, calculates the level of the LBCI Pure Beta Excess Return, the LBCI Pure Beta Total Return and each sub-index of the LBCI Pure Beta.  Intra-day levels for the LBCI Pure Beta Excess Return and LBCI Pure Beta Total Return are disseminated approximately every fifteen (15) seconds (assuming the level has changed within such fifteen-second interval) from 8:45 a.m. to 5:00 p.m. (New York City time) on each LBCI Business Day via the consolidated tape system and are available on Bloomberg page “LBPBER <INDEX>” and “LBPBTR <INDEX>”, respectively, with the final levels for the indices available at approximately 5:00 p.m. (New York City time) on each such day.  Intra-day levels for the LBCI Pure Beta Excess Return, LBCI Pure Beta Total Return and each LBCI Pure Beta sub-index, including the closing levels, are also available on a 15-minute delayed basis from the official website of Lehman Brothers at http://www.lehman.com/fi/commodities/index.htm.  The issuer is not incorporating by reference herein the website or any material included in the website.  Index levels for the LBCI Pure Beta Excess Return and LBCI Pure Beta Total Return published on the consolidated tape system and displayed on Bloomberg page “LBPBER <INDEX>” and “LBPBTR <INDEX>” are rounded to two decimal places, while levels for the LBCI Pure Beta Excess Return, LBCI Pure Beta Total Return and LBCI Pure Beta sub-indices available on lehman.com are rounded to four decimal places.  For further information on the returns on the LBCI Pure Beta generally, see “—LBCI Pure Beta Return Calculations” below.  For purposes of the Index and the LBCI Pure Beta generally, an LBCI Business Day has the same meaning as for the general LBCI (as defined below under “The Lehman Brothers Commodity Index—Overview” below).

Except as discussed below, the LBCI Pure Beta is equivalent in characteristics and methodologies to the general LBCI.  For further information on these characteristics and methodologies, see “The Lehman Brothers Commodity Index” below.

Index Composition and Index Contract Selection

The Index Contracts included in the LBCI Pure Beta in any year will be the same Index Contracts included in the general LBCI, which Index Contracts in turn are selected based on the liquidity criteria described in “The Lehman Brothers Commodity Index—Commodity Selection and Weights—Selecting Commodities for the LBCI Based on Liquidity”.

The 20 commodities currently represented by Index Contracts in both the LBCI Pure Beta and the LBCI generally are: crude oil, heating oil, natural gas, unleaded gas, aluminum, copper, nickel, zinc, gold, silver, lean hogs, live cattle, corn, soybean, soybean meal, soybean oil, wheat, coffee, cotton and sugar. The LBCI Pure Beta and the general LBCI each contain four major sectors: energy, metals, agriculture, and livestock. Within metals, there are additional sub-sectors for industrial metals and precious metals. Within agriculture there are sub-sectors for grains and softs.

Quarterly Re-Allocation to Forward Allocations

The principal difference between the LBCI Pure Beta and the general LBCI is the applicable Index Contracts in which the index is invested from time to time, and the fact that the LBCI Pure Beta re-allocates on a quarterly basis to potentially different Index Contract months. In particular, while the general LBCI at any given time is comprised of the next nearby futures contracts on the included commodities, or the next nearby contract in which there is sufficient liquidity (as described under “The Lehman Brothers Commodity Index—LBCI Return Calculations—Commodity Roll Mechanics” below), the LBCI Pure Beta re-allocates the Index Contract for each commodity in which it is invested on a quarterly basis to one of the eligible contracts for the next twelve consecutive months under the LBCI Contract Calendar,  following the “Forward Allocation” methodology described below.

In the LBCI Pure Beta, the next Forward Allocation for each commodity is selected quarterly on the 22nd of each January, April, July and October (or if the 22nd is not an LBCI Business Day, the next LBCI Business Day) (each such day a “Re-

allocation Date”), and the selection is based on the correlations between the daily Forward Allocation Returns for each of the then-active contracts in the twelve Forward Allocations for that commodity, and the daily Effective Spot Price Returns for that commodity, in each case as described below, in the immediately preceding quarterly period ending on the Re-allocation Date.

Forward Allocations

Each Forward Allocation represents a series of forward contracts in the standard LBCI Contract Calendar of successive one-month increments up to a limit of 12 months (with Forward Allocation 1 being the series starting with the then-active forward contract in the standard LBCI Contract Calendar).  For a description of the LBCI Contract Calendar, see “The Lehman Brothers Commodity Index—LBCI Return Calculations—LBCI Contract Calendar”.  In effect, for any given commodity futures contract in the LBCI in any given month, Forward Allocation 1 of the LBCI Pure Beta will reference the series of contracts in which the general LBCI is invested, while Forward Allocations 2 through 12 will reference those series of contracts in which the general LBCI will be invested beginning in each of the next 11 succeeding months.

For instance, below is the standard roll schedule for Natural Gas under the LBCI Contract Calendar (represented by the Henry Hub natural gas contract traded on NYMEX under ticker symbol “NG”):

	Jan(F)	Feb(G)	Mar(H)	Apr(J)	May(K)	Jun(M)	Jul(N)	Aug(Q)	Sep(U)	Oct(V)	Nov(X)	Dec(Z)
NG Regular LBCI Roll	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G

Based on the standard LBCI Contract Calendar above, the following table indicates each of Forward Allocations 1 through 12 of the NG contract, illustrating how each of the Forward Allocations is a shifting series of forward contracts in the regular LBCI Contract Calendar of successive one-month increments.  Note that, under the general LBCI Contract Calendar, contracts are rolled on a monthly basis (when applicable) on the sixth through tenth LBCI Business Days in each month.  Thus for purposes of determining Forward Allocations in the LBCI Pure Beta, which as stated above are evaluated on the 22nd of each January, April, July and October (or if the 22nd is not an LBCI Business Day, the next LBCI Business Day), the applicable contract in the Forward Allocation will always be the second contract of any monthly pair in the LBCI Contract Calendar.

	Jan(F)	Feb(G)	Mar(H)	Apr(J)	May(K)	Jun(M)	Jul(N)	Aug(Q)	Sep(U)	Oct(V)	Nov(X)	Dec(Z)
NG Regular LBCI Roll	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G

Forward Allocation 1	H	J	K	M	N	Q	U	V	X	Z	F	G
Forward Allocation 2	J	K	M	N	Q	U	V	X	Z	F	G	H
Forward Allocation 3	K	M	N	Q	U	V	X	Z	F	G	H	J
Forward Allocation 4	M	N	Q	U	V	X	Z	F	G	H	J	K
Forward Allocation 5	N	Q	U	V	X	Z	F	G	H	J	K	M
Forward Allocation 6	Q	U	V	X	Z	F	G	H	J	K	M	N
Forward Allocation 7	U	V	X	Z	F	G	H	J	K	M	N	Q
Forward Allocation 8	V	X	Z	F	G	H	J	K	M	N	Q	U
Forward Allocation 9	X	Z	F	G	H	J	K	M	N	Q	U	V
Forward Allocation 10	Z	F	G	H	J	K	M	N	Q	U	V	X
Forward Allocation 11	F	G	H	J	K	M	N	Q	U	V	X	Z
Forward Allocation 12	G	H	J	K	M	N	Q	U	V	X	Z	F

For instance, if as of March the active contract in the standard LBCI Contract Calendar is the May contract (K), in Forward Allocation 3 the active contract in March is the July contract (N) (the contract the general LBCI would be invested in for May) and in Forward Allocation 5 the active contract in March is the September contract (U) (the contract the general LBCI would be invested in for July).

Selection of the Applicable Forward Allocation

As stated above, the LBCI Pure Beta re-allocates among Forward Allocations quarterly on each Re-allocation Date, with the applicable Forward Allocation determined individually for each commodity represented in the LBCI Pure Beta.  The Forward Allocation selected for each commodity is determined based on the correlations between (1) the daily Forward Allocation Returns for each of the Index Contracts that are the then-active contracts under each of the twelve Forward Allocations for that commodity, and (2) the daily Effective Spot Price Returns for that commodity.  The calculations for the daily Forward Allocation Returns and the daily Effective Spot Price Return for any commodity are described below.

The applicable quarterly period is in each case the period from and including the first LBCI Business Day following the last Re-allocation Date to and including the current Re-allocation Date.

Effective Spot Price Return

The Effective Spot Price Return for any Index Contract is calculated on each LBCI Business Day, and for any LBCI Business Day is equal to the appreciation and/or depreciation in the Effective Spot Price from the price on the first LBCI Business Day in the trailing 3-month period ending on the applicable LBCI Business Day to the price on the applicable LBCI Business Day.

For purposes of calculating the Effective Spot Price Return for any commodity as described above, the Effective Spot Price for any LBCI Business Day is the weighted average price calculated using each Index Contract for that commodity in the 0- to 12-month measurement period (that is, the next nearby month contract plus the contract for each of the next 11 months).  The weighted average spot price for each Index Contract is equal to the sum of the weighted prices of each contract month being priced.  The weighted price of each monthly contract is determined by multiplying the spot price for a given month by a quotient equal to the total dollar amount invested in that month’s contract, or that contract’s “Open Interest,” divided by the total Open Interest in the contracts for all months being priced. The Open Interest data for each Index Contract is provided by the relevant exchange for that Index Contract. In the case of Index Contracts trading on the LME (London Metals Exchange), i.e. Aluminum, Zinc, Nickel and Copper, the “Open Interest” is equally distributed across the 12 months measurement period due to the fact that the LME does not provide daily contract Open Interest values. This means that the Open Interest weight for each contract will be 8.33%.

Prices used to calculate any Effective Spot Price or Effective Spot Price Return on or as of any LBCI Business Day will be the closing prices for the applicable months of each Index Contract on that Index Contract’s relevant exchange on that day.

Forward Allocation Return

Like the Effective Spot Price Return, the Forward Allocation Return for each of Forward Allocations 1 through 12 is calculated on each LBCI Business Day, and for any LBCI Business Day is equal to the appreciation and/or depreciation in the spot price for the then-active contract in the applicable Forward Allocation from the price on the first LBCI Business Day in the trailing 3-month period ending on the applicable LBCI Business Day to the price for the active contract on the applicable LBCI Business Day.

The Forward Allocation Return is an “excess” return because the change in the two relevant prices will include both changes in spot price for the contract under the given Forward Allocation and the roll yield for any roll between contract months under that Forward Allocation during the trailing 3-month period (calculated as if that contract was being rolled in accordance with the LBCI Contract Calendar).

Prices used to calculate any Forward Allocation Return on or as of any LBCI Business Day will be the closing prices for the applicable contract on that contract’s relevant exchange on that day.

Tracking Mark

On each Re-allocation Date, a correlation value, or “Tracking Mark,” for each Forward Allocation for a commodity is calculated between the daily Forward Allocation Returns for that Forward Allocation and the daily Effective Spot Price Returns for that commodity, in each case, for the applicable 3-month trailing period. Index Contracts in which the trailing 3-month average Open Interest in the relevant futures contract as of the Re-allocation Date is less than 7.0% of the trailing 3-month average total Open Interest for each of the 0- to 12-month Index Contracts are excluded from Tracking Mark calculations and from consideration under the quarterly re-allocation.  This limitation is designed to ensure there is sufficient liquidity to support an investment in the futures contracts within the selected Forward Allocation.

The Forward Allocation into which the LBCI Pure Beta will be invested for the next quarterly period will be the Forward Allocation with the highest Tracking Mark that also satisfies the following rules:

•                  For a Forward Allocation to be selected (1) the immediately preceding Forward Allocation must have a lower Tracking Mark and (2) the succeeding Forward Allocations must have Tracking Marks that are sequentially lower than or equal to the previous Tracking Mark.

•                  If Forward Allocation 1 has the highest Tracking Mark and all succeeding Forward Allocations have Tracking Marks that are sequentially lower than or equal to the previous Tracking Mark, Forward Allocation 1 would be selected.

•                  If none of the preceding conditions are satisfied (i.e. if Forward Allocation 11 has a lower Tracking Mark than Forward Allocation 12) then the LBCI Pure Beta will allocate to Forward Allocation 12.

The graphs below illustrate the application of the section rules above on a given Re-Allocation Date for a hypothetical set of Tracking Marks.

In Figure 1, Forward Allocation 6 would be selected, as it is the Forward Allocation with the highest Tracking Mark preceded by a Forward Allocation with a lower Tracking Mark and followed by Forward Allocations with sequentially lower Tracking Marks:

Source: Lehman Brothers

In Figure 2, Forward Allocation 12 would be selected, because Forward Allocation 11 has a lower Tracking Mark than Forward Allocation 12.  As a result, there is no earlier Forward Allocation that is followed by Forward Allocations with Tracking Marks that are sequentially lower than or equal to the previous Tracking Mark:

Source: Lehman Brothers

The following table indicates the Forward Allocations for each Index Contract in which the LBCI Pure Beta was invested for each quarterly re-allocation from and including the quarterly period beginning at the inception of the LBCI Pure Beta (which relates to the October 25, 2000 Re-allocation Date) to and including the current quarterly re-allocation period that began on the first LBCI Business Day after the April 22, 2008 Re-allocation Date.

	Energy				Industrial Metals				Precious Metals		Agriculture								Livestock
	WTI Crude Oil	Natural Gas	Gasoline	Heating Oil	Aluminum	Copper	Nickel	Zinc	Gold	Silver	Soybeans	Corn	Soybean Meal	Wheat	Soybean Oil	Coffee	Cotton	Sugar	Live Cattle	Lean Hogs
Period Beginning	CL	NG	RB	HO	LA	LP	LN	LX	GC	SI	S	C	SM	W	BO	KC	CT	SB	LC	LH
1/2/2001	2	4	3	2	11	6	6	6	4	1	3	4	3	4	3	4	4	6	10	4
1/24/2001	3	4	2	4	11	8	9	9	1	1	6	3	5	4	5	3	4	4	10	3
4/25/2001	3	1	4	4	9	6	5	6	3	3	7	3	5	2	1	4	6	6	4	3
7/25/2001	2	6	3	7	9	10	7	8	3	4	3	6	5	5	5	4	2	4	5	3
10/24/2001	4	7	1	6	7	7	10	7	3	2	2	2	4	4	4	4	2	3	5	1
1/24/2002	3	4	5	4	6	7	7	7	1	1	6	3	5	1	4	4	3	4	6	3
4/24/2002	3	8	4	4	8	6	4	9	2	3	2	4	6	3	5	3	7	6	6	2
7/24/2002	2	7	4	6	8	5	7	7	3	3	2	6	2	2	4	4	5	5	5	4
10/24/2002	1	5	2	5	7	5	7	7	3	2	3	2	2	3	1	4	3	5	5	3
1/24/2003	4	3	1	4	8	9	7	8	1	3	5	3	7	3	4	2	4	2	4	2
4/24/2003	2	8	4	3	6	10	6	6	2	3	4	3	4	3	6	1	3	1	1	2
7/24/2003	2	6	2	5	6	7	6	6	6	5	3	3	1	2	1	3	5	5	5	5
10/24/2003	2	3	3	3	6	11	6	5	2	4	3	3	3	2	3	4	4	4	3	3
1/26/2004	2	2	2	3	5	9	7	8	2	2	3	3	4	2	4	2	4	4	4	4
4/26/2004	2	2	1	1	7	9	7	7	2	8	4	2	4	2	3	2	2	4	3	2
7/26/2004	4	5	3	1	5	6	5	8	1	6	5	3	5	4	5	4	4	4	4	3
10/26/2004	2	4	4	2	5	6	6	6	3	4	3	2	3	2	4	3	1	3	3	3
1/26/2005	1	3	5	2	6	6	8	8	2	2	4	4	5	2	5	2	4	2	4	3
4/26/2005	3	8	2	1	7	7	7	6	2	2	6	6	3	2	2	2	2	4	1	3
7/26/2005	2	7	3	1	5	7	6	6	4	6	2	6	2	5	2	4	2	2	5	4
10/26/2005	3	6	4	5	6	6	8	7	2	3	2	2	3	4	2	4	4	6	2	4
1/25/2006	3	1	4	3	6	6	7	7	2	3	2	3	6	2	2	1	4	2	2	4
4/26/2006	3	9	2	2	6	11	7	7	2	3	4	8	4	8	4	1	2	2	1	2
7/26/2006	2	8	4	2	7	7	9	6	4	5	2	2	1	2	3	4	6	2	4	4
10/25/2006	3	6	1	2	6	7	8	6	4	4	2	4	1	3	2	4	3	6	1	3
1/24/2007	3	3	1	2	5	8	7	6	1	1	1	1	2	3	2	4	2	4	3	4
4/25/2007	3	1	3	3	7	6	6	5	8	8	4	7	4	4	5	2	8	4	1	4
7/25/2007	3	8	2	3	8	7	7	7	4	5	2	4	4	6	4	4	5	3	4	5
10/24/2007	7	7	2	2	4	7	1	8	2	4	3	4	3	2	3	3	4	1	3	4
1/24/2008	3	1	4	1	6	5	6	6	3	3	3	10	3	4	4	4	3	4	2	4
4/24/2008	3	3	4	2	7	4	8	7	2	7	3	3	3	4	4	2	6	4	4	4

Re-Allocation Roll Mechanics

Once a Forward Allocation has been selected for each Index Contract on a Re-allocation Date using the methodology above, the LBCI Pure Beta then rolls between the previous Forward Allocations and the new Forward Allocations.  The Forward Allocation roll is conducted similarly to the monthly contract roll under the LBCI (as described below and under “The Lehman Brothers Commodity Index—LBCI Return Calculations—Commodity Roll Mechanics” below), subject to the differences described below.

The roll period for the Forward Allocations will begin on the first LBCI Business Day after the Re-Allocation Date (that is, the 23rd of each January, April, July and October, unless such day is not an LBCI Business Day) and last for ten LBCI Business Days.  During the roll period, the hypothetical position in the Index Contract is gradually shifted from the active (or “prompt”) contract in the current Forward Allocation to the prompt contract in the new Forward Allocation in 10% daily increments.  During the re-allocation roll, the return for each Index Contract will be a composite of the prompt Index Contract under the previous Forward Allocation and the active Index Contract under the new Forward Allocation, weighted by the percentage that has been rolled at the end of the applicable LBCI Business Day.  Accordingly, during the re-allocation roll period for a given Index Contract, the returns for that Index Contract are calculated as follows:

LBCI Business Day	Current Forward Allocation	New Forward Allocation

1st LBCI Business Day after 22nd	100%	0%
2nd LBCI Business day after 22nd	90%	10%
3rd LBCI Business day after 22nd	80%	20%
4th LBCI Business day after 22nd	70%	30%
5th LBCI Business day after 22nd	60%	40%
6th LBCI Business day after 22nd	50%	50%
7th LBCI Business day after 22nd	40%	60%
8th LBCI Business day after 22nd	30%	70%
9th LBCI Business day after 22nd	20%	80%
10th LBCI Business day after 22nd	10%	90%
11th LBCI Business day after 22nd	0%	100%

At the end of the tenth following LBCI Business Day, the prompt contract under the previous Forward Allocation will have been fully rolled into the new Forward Allocation, which Forward Allocation will then be utilized to calculate the excess returns on the LBCI Pure Beta until the next Re-allocation Date.

Similar to the monthly contract roll, a number of market circumstances can lead to an adjustment in the re-allocation roll process.  If any of these market disruption events occurs on any of the LBCI Business Days during the roll period, then the Index Calculation Agent will skip the proportion of the roll that would have taken place on that LBCI Business Day.  For a further discussion of such circumstances, see “The Lehman Brothers Commodity Index—LBCI Return Calculations—Adjustments to the Contract Roll Process” below.

Index Commodity Roll Mechanics

During any month in which an the Index Contract is scheduled to roll, the roll period will begin at the end of the first LBCI Business Day in that month and last for ten LBCI Business Days.  During the roll period, the hypothetical position in the Index Contract is gradually shifted from the first Index Contract in the relevant Forward Allocation to the second Index Contract in the relevant Forward Allocation (i.e., the Index Contract with the next nearest expiration) in 10% daily increments.  The daily price of the Index Contract during the roll period, as well as the previous day’s price of the Index Contract against which the appreciation or depreciation of the daily Index Contract price is measured, therefore will each be a composite price of the then-current Index Contract within the relevant Forward Allocation and the next Index Contract within the relevant Forward Allocation weighted by the percentage that has been rolled at the end of the previous LBCI Business Day.  Accordingly, during the roll period for a given Index Contract, the returns for that Index Contract are calculated as follows:

•                  On the first LBCI Business Day of the relevant month, Index Contract excess returns will reflect 100% of the price movements of the current Index Contract in the relevant Forward Allocation.  At the end of that LBCI Business Day, 10% of the current Index Contract in the relevant Forward Allocation will be rolled to the next Index Contract in the relevant Forward Allocation.

•                  At the beginning of the second LBCI Business Day in that month, the excess returns on the Index Contract will reflect a contract “basket” containing 90% of the current Index Contract in the relevant Forward Allocation and 10% of the next Index Contract in the relevant Forward Allocation at the start of that day. Excess returns will be calculated on this “basket”. At the end of that second LBCI Business Day, an additional 10% is rolled.

•                  For the third LBCI Business Day, the “basket” will consist of 80% of the current Index Contract in the relevant Forward Allocation / 20% next Index Contract in the relevant Forward Allocation.

•                  For the fourth LBCI Business Day, the “basket” will consist of 70% of the current Index Contract in the relevant Forward Allocation / 30% next Index Contract in the relevant Forward Allocation.

•                  For the fifth LBCI Business Day, the “basket” will consist of 60% of the current Index Contract in the relevant Forward Allocation / 40% next Index Contract in the relevant Forward Allocation.

•                  For the sixth LBCI Business Day, the “basket” will consist of 50% of the current Index Contract in the relevant Forward Allocation / 50% next Index Contract in the relevant Forward Allocation.

•                  For the seventh LBCI Business Day, the “basket” will consist of 40% of the current Index Contract in the relevant Forward Allocation / 60% next Index Contract in the relevant Forward Allocation.

•                  For the eighth LBCI Business Day, the “basket” will consist of 30% of the current Index Contract in the relevant Forward Allocation / 70% next Index Contract in the relevant Forward Allocation.

•                  For the ninth LBCI Business Day, the “basket” will consist of 20% of the current Index Contract in the relevant Forward Allocation / 80% next Index Contract in the relevant Forward Allocation.

•                  For the tenth LBCI Business Day, the “basket” will consist of 10% of the current Index Contract in the relevant Forward Allocation / 90% next Index Contract in the relevant Forward Allocation.

•                  At the end of the tenth LBCI Business Day of the relevant month, 100% of the current Index Contract in the relevant Forward Allocation will have been fully rolled into the next Index Contract in the relevant Forward Allocation, which then becomes the new current contract until the next roll period.

Returns on an Index Contract on and after the tenth LBCI Business Day in a month in which it is rolled will comprise 100% of the new Index Contract in the relevant Forward Allocation contract that has just been fully rolled into (which was formerly the next Index Contract in the relevant Forward Allocation at the start of that month).

Index Return Calculations

Once the LBCI Pure Beta  is invested in a given Forward Allocation for each Index Contract, monthly rolls for that Index Contract will follow the general LBCI Contract Calendar until the next Re-allocation Date, except that the contract months from and into which the Index Contract rolls will be those corresponding to the new Forward Allocation selected on the applicable Re-allocation Date and will follow the LBCI PB Index roll methodology described in “LBCI PB Index Commodity Roll Mechanics” above.

The returns for the LBCI Pure Beta are calculated in the same manner as for the general LBCI, as described under “The Lehman Brothers Commodity Index—LBCI Return Calculations”, except that (a) the spot return for a commodity Forward Allocation on any day other than during a roll period will equal the spot return on the then-active contract under the Forward Allocation, and (b) during a roll period, the roll yield on the commodity Forward Allocation will be the roll yield from rolling between the applicable contracts under the Forward Allocation. Accordingly, the daily LBCI Pure Beta level reflects:

•                  Spot return — the returns associated with the percentage of the underlying Index Contracts used to price the LBCI Pure Beta before any contract rolling has occurred.

•                  Excess return — the combined returns associated with the changes in price of the underlying Index Contracts together with the “roll yields” for those Index Contracts (as reflected by the level of the LBCI Pure Beta Excess Return); and

•                  Total return — the excess return plus an interest return on a hypothetical fully collateralized investment in the underlying Index Contracts (as reflected by the level of the LBCI Pure Beta Total Return).

Index Initial Annual and Daily Weightings

The LBCI Pure Beta will inherit the liquidity factors determined for the general LBCI each January, and these liquidity factors will be rolled into the LBCI Pure Beta during the January LBCI monthly roll in the same manner as for the LBCI. See “The Lehman Brothers Commodity Index—Calculating Commodity Liquidity Factors and LBCI Weights” below.  However, the LBCI Pure Beta does not re-balance to the initial target weights determined for the applicable Index Contracts in the general LBCI (other than the initial target weights at inception of the LBCI Pure Beta and general LBCI on January 1, 2001), nor does the LBCI Pure Beta re-weight or re-balance on any quarterly Re-allocation Date.

As with the general LBCI, the liquidity factors will remain constant for the LBCI Pure Beta, but similar to the general LBCI, the daily Index weightings will adjust throughout the year.  However, the daily weightings for the LBCI Pure Beta will not be determined in relation to the prices of the underlying Index Contracts, but rather in relation to the levels of the applicable component excess return sub-indices for each Index Contract (with the level of each sub-index including the excess return associated with an investment in that Index Contract.

As a result of the foregoing, the weightings of the component commodities in the LBCI Pure Beta will differ from those in the general LBCI, perhaps substantially.  The following table shows the daily weightings for both the LBCI Pure Beta and general LBCI at July 3, 2008.  These daily weightings are not necessarily indicative of the future daily weightings of any particular Index Contract, commodity or sector in either the LBCI Pure Beta or the LBCI.

Figure 3.  Daily Weights at July 3, 2008

Sector & Commodity Selection
Sector/Commodity	Contract	Exch.	LBCI Daily Weights at July 3, 2008	LBCI Pure Beta Daily Weights at July 3, 2008
Energy			64.29%	68.92%
Crude Oil	West Texas Intermediate	NYMEX	36.31%	42.49%
Natural Gas	Henry Hub Natural Gas	NYMEX	15.12%	10.62%
Unleaded Gas	NY Harbor/RBOB (1)	NYMEX	4.93%	7.37%
Heating Oil	No. 2 Heating Oil NY	NYMEX	7.93%	8.45%
Metals			22.62%	21.42%
Industrial Metals			15.42%	16.71%
Aluminum	High Grade Primary Aluminum	LME	5.47%	5.14%
Copper	Copper - Grade A	LME	7.85%	9.13%
Nickel	Primary Nickel	LME	0.91%	1.37%
Zinc	Special High Grade Zinc	LME	1.19%	1.06%
Precious Metals			7.20%	4.71%
Gold	Gold	CMX	5.47%	3.57%
Silver	Silver	CMX	1.73%	%
Agricultural			10.84%	6.90%
Grains			7.99%	5.46%
Soybeans	Soybeans	CME Group	3.04%	2.91%
Corn	Corn	CME Group	2.60%	0.87%
Soybean Meal	Soybean Meal	CME Group	0.79%	0.85%
Wheat	Chicago	CME Group	0.86%	0.37%
Soybean Oil	Soybean Oil	CME Group	0.70%	0.46%
Softs			2.85%	1.45%
Coffee	Coffee “C”	ICE	0.99%	0.24%
Cotton	Cotton#2	ICE	0.67%	0.19%
Sugar	World Sugar#11	ICE	1.19%	1.02%
Livestock			2.25%	2.75%
Live Cattle	Live Cattle	CME Group	1.34%	1.20%
Lean Hogs	Lean Hogs	CME Group	0.91%	1.55%

		Total	100.00%	100.00%

Source: Lehman Brothers

THE LEHMAN BROTHERS COMMODITY INDEX

Overview

Lehman Brothers Inc. launched the Lehman Brothers Commodity Index (“LBCI”), which includes the LBCI Total Return and LBCI Excess Return (see “—LBCI Return Calculations” below) on July 1, 2006.  The LBCI is a rules-based index of commodities futures that uses liquidity as the primary criterion for commodity selection and weights.  The LBCI includes commodities with an average daily dollar trading volume exceeding $250 million (or $1 billion for industrial metals traded on the London Metals Exchange) over the previous three years as of November 30. The LBCI currently is composed of the prices of 20 exchange-traded futures contracts (the “Index Contracts”) on physical commodities.  A futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price.  For general description of the commodity future markets, please see “The Commodity Futures Markets” above.  The commodities currently included in the LBCI are: crude oil, heating oil, natural gas, unleaded gas, aluminum, copper, nickel, zinc, gold, silver, lean hogs, live cattle, corn, soybean, soybean meal, soybean oil, wheat, coffee, cotton and sugar.

The LBCI contains four major sectors: energy, metals, agriculture, and livestock. Within metals, there are additional subsectors for industrial metals and precious metals. Within agriculture there are subsectors for grains and softs. Each of these sector indices represents the liquidity weighted returns of its commodity components.

The LBCI Total Return is a total return index, reflecting the combined returns associated with the changes in price of the underlying Index Contracts together with the “roll yields” for those Index Contracts (together, the “excess return”), together with the interest return on a hypothetical fully collateralized investment in the Index Contracts.  The LBCI Excess Return, by contrast, is an excess return index, reflecting the excess return associated with the underlying Index Contracts without any return on collateral.  For a description of calculation of the excess return and total return, see below under “—LBCI Return Calculations”.  Lehman Brothers Inc. has also developed and calculates a number of sub-indices representing components of the LBCI, as well as certain variations of the LBCI or its sub-indices reflecting weightings of the component Index Contracts that are different than the annual weighting assigned of the LBCI generally (or the sub-indices of the LBCI).

The LBCI, including the LBCI Total Return, the LBCI Excess Return, each LBCI sub-index and any variations of the LBCI or its sub-indices, is a proprietary index that Lehman Brothers Inc. developed, owns and calculates.  The methodology for determining the composition and the weighting of the LBCI and for calculating its value is subject to modification by Lehman Brothers Inc. at any time.  Initial LBCI returns are published once between 4:00 p.m. and 6:00 p.m. (New York City time) on each LBCI Business Day (as defined below) for the LBCI and its components.  When final closing prices are published for each Index Contract on their respective exchanges, the daily returns will be finalized. Closing levels on each LBCI Business Day for (x) the LBCI and its sub-indices are available on Bloomberg page “LBCI <INDEX>“, Reuters page “LEH/COMMA” and LehmanLive; (y) the LBCI Excess Return are available on Bloomberg page “LBCIER <Index>“; and (z) the LBCI Total Return are available on Bloomberg page “LBCITR <Index>.” Closing levels of the LBCI Excess Return, the LBCI Total Return and certain LBCI sub-indices can also be obtained from the official website of Lehman Brothers at http://www.lehman.com/LL_S/public/publicsite/bondindex.html. The Issuer is not incorporating by reference herein the website or any material included in the website.

A “LBCI Business Day” will follow the New York Mercantile Exchange (NYMEX) holiday calendar and the LBCI will only be published on days when the NYMEX is open for trading (including half days). On those days when any other exchange (LME, COMEX, CME Group, and ICE) is closed and the NYMEX is open, Lehman Brothers Inc. will use data for the affected Index Contract(s) from the previous available business day on which such exchange(s) was open for LBCI calculations. On days when the NYMEX is closed and other exchanges are open, returns will be reflected on the next day when the NYMEX is open. Contract roll schedules will reflect the NYMEX calendar for all commodities. If there is a NYMEX holiday before or during a roll period, the scheduled roll will be pushed forward to the next LBCI Business Day.

Lehman Brothers Inc. and its affiliates actively trade futures contracts and options on future contracts on the commodities that underlie the LBCI, as well as commodities, including commodities represented by the Index Contracts.  For information about how this trading may affect the value of the LBCI, see “Risk Factors—Trading and Other Transactions by Affiliates of Lehman Brothers Holdings Inc. and Others in the Index Contracts and the Commodities Underlying the Index Contracts May Affect the Level of the Index.”

Commodity Selection and Weights

LBCI composition and weights are reset annually each January to reflect updated historical commodity contract liquidity data as of November 30 of the previous year. In addition, Lehman Brothers Inc. will also calculate and publish the projected liquidity factors and LBCI weights throughout the year using the trailing three-year average daily volume as of that day. This timeframe enables the LBCI to be constructed using more recent liquidity data while still giving investors sufficient time to prepare for the LBCI rebalancing.

Quantifying Commodity Liquidity

The LBCI components are both selected and weighted based on historical commodity futures liquidity. For LBCI purposes, liquidity is derived from the exchange reported trading volume of non-financial commodities futures. To make a meaningful comparison across commodity markets, Lehman Brothers Inc. calculates a trailing three-year average of the average daily dollar volume of contracts traded (DVCT) for all commodities that may be eligible for the LBCI. Converting published volumes from each of the exchanges into a daily dollar value allows for direct comparisons of liquidity across exchanges in a common metric. Daily calculations over a three-year period capture intra-month liquidity changes while offering a historical perspective that reflects the seasonality and cyclicality of different markets and maintains LBCI stability.

For each commodity Lehman Brothers Inc. calculates a DVCT using the following steps:

1.               Identify contract-specific trading volumes and closing prices as reported daily by each global futures exchange. All futures expirations of a standardized contract with trading activity are included in the calculation. If volumes are not published for specific settlement dates in the future, Lehman Brothers Inc. will use the aggregated volumes published for each contract across all settlement dates.

2.               To derive the DVCT of a contract: multiply the closing price of that contract times (A) the daily reported trading volume of that contract and (B) the fixed number of units in which each contract is denominated.

3.               Aggregate the daily values derived in step 2 for all settlement dates of that contract to determine the summed daily dollar volume traded for the entire commodity contract.

4.               Average the daily dollar volume traded in step 3 over the trailing three-year period to calculate a trailing three-year average daily DVCT.

Selecting Commodities for the LBCI Based on Liquidity

To be eligible for the LBCI, a commodity must meet a minimum liquidity threshold based on trading volume in the past three years. Commodity liquidity is evaluated across all contracts and settlement dates on the various global commodity futures exchanges for commodities that may be eligible for the LBCI.

•                  Commodities with an average daily dollar trading volume exceeding $250 million over the previous three years as of November 30 are eligible for inclusion in the LBCI (except industrial metals traded on the London Metals Exchange (LME), which will require a minimum average daily trading volume of $1 billion because of differences in their method for reporting volumes compared with other exchanges).

•                  LBCI-eligible commodities will remain in the LBCI until their average daily dollar volume traded over the previous three years as of November 30 drops below $200 million ($800 million for LME metals). This will help maintain LBCI compositional stability and prevent commodities from exiting the LBCI for a year just to re-enter at the beginning of the next year if they are at or near the $250 million ($1 billion) threshold.

•                  Only the largest contract per commodity based on liquidity will be LBCI-eligible. For example, the largest crude oil contract, West Texas Intermediate Crude Oil, which trades on the NYMEX, will be the Index Contract for crude oil while Brent Crude, which trades on the Inter Continental Exchange (ICE), will not, despite the fact that both contracts meet the LBCI liquidity requirement.

•                  If the LBCI-eligible contract of a particular commodity is discontinued or substituted in the market by a different contract as a result of external factors such as government regulations, Lehman Brothers Inc. may substitute the new contract as the Index Contract in between LBCI rebalancing dates after providing advanced notice to LBCI users.

•                  Commodities that are considered to be derivatives or downstream products created from other LBCI-eligible commodities are treated as separate commodities as long as they have sufficient market liquidity and are evaluated for LBCI eligibility on a stand-alone basis. For example, soybeans, soybean meal, and soybean oil are treated as separate commodities and will each be LBCI-eligible if their respective liquidity exceeds $250 million daily. The same holds true for crude oil and its downstream products of heating oil and unleaded gasoline.

•                  Only U.S. dollar-denominated contracts are currently LBCI-eligible. Alternate versions of the LBCI that may substitute or add non-U.S. dollar contracts are planned for future development.

•                  The LBCI contains 20 commodities that qualified for inclusion, each with its single associated Index Contract (see Figure 1 below). Commodities that did not meet the minimum liquidity threshold but are represented in other major indices include cocoa, lead, and feeder cattle.

Figure 1.  LBCI Eligible Commodities and Contracts for 2008

Commodity	Contract Used in LBCI	Exchange	Ticker	USD Denominated Futures Contracts Greater than $250m DVCT Not Currently Eligible for LBCI
Crude Oil	West Texas Intermediate	NYMEX	CL	Brent Crude (IPE)
Heating Oil	Heating Oil	NYMEX	HO	Gasoil (IPE)
Natural Gas	Henry Hub	NYMEX	NG
Unleaded Gas	RBOB	NYMEX	XB	HU RFG (used prior to July 1, 2006)
Aluminum	High Grade Aluminum (London)	LME	LA	Alloy (LME), Aluminum (COMEX)
Copper	Copper (London)	LME	LP	Copper (COMEX)
Nickel	Primary Nickel (London)	LME	LN
Zinc	High Grade Zinc(London)	LME	LX
Gold	Gold (New York)	COMEX	GC	Gold (CME Group)
Silver	Silver (New York)	COMEX	SI	Silver (CME Group)
Lean Hogs	Lean Hogs	CME Group	LH
Live Cattle	Live Cattle	CME Group	LC
Corn	Corn	CME Group	C
Soybean	Soybean	CME Group	S
Soybean Meal	Soybean Meal	CME Group	SM
Soybean Oil	Soybean Oil	CME Group	BO
Wheat	Wheat (Chicago)	CME Group	W	Kansas (KCBOT), Minneapolis (MGE)
Coffee	Coffee ‘C’	ICE	KC	Arabica (BMF), Robusta (LIFFE)
Cotton	Cotton No. 2	ICE	CT
Sugar	Sugar No. 11	ICE	SB	Sugar No. 14 (NYBOT)

Source:        Lehman Brothers Inc., 2008

Commodity Weightings

Once the list of LBCI-eligible contracts has been determined, each commodity will be re-weighted in the LBCI at the start of each year (implemented during the January roll period) using its average daily liquidity as of the previous November month-end. Average daily liquidity as of November 30 is converted into a commodity liquidity factor (based on contract closing prices as of the second LBCI Business Day of the year) that is held constant for each commodity after the January roll period. Though the liquidity factor remains constant, daily LBCI weightings will adjust throughout the year with the price movements of the underlying Index Contracts (i.e., price appreciation in an Index Contract will increase the weight of that Index Contract in the LBCI).

•                  Each Index Contract will be weighted in the LBCI in proportion to its liquidity relative to the other Index Contracts. Volumes for Index Contracts traded on the LME are divided by two to more accurately reflect the liquidity of the metals represented by these Index Contracts relative to other LBCI-eligible commodities.

•                  If a commodity does not have liquidity data for the full three-year period as of November month-end, average daily liquidity will be used for the data points that do exist, provided that the time series is longer than one year. If an Index Contract was substituted for a different Index Contract for that commodity, the previous Index Contract’s historical liquidity may also be considered to determine LBCI weights for that commodity.

•                  There will be no caps or floors on a particular commodity or sector weighting based on liquidity.

•                  LBCI weights will be published daily. In addition, Lehman Brothers Inc. will also calculate projected LBCI weights for the following year using the trailing three-year average daily volume as of that day. On November 30, this projected weight will become the initial weight for the following year. Figure 2 under “—Calculating Commodity Liquidity Factors and LBCI Weights—Rebalancing Liquidity Factors” below shows the evolution of commodity and sector LBCI weights since 2001.

Calculating Commodity Liquidity Factors and LBCI Weights

The two components used to calculate a commodity’s daily LBCI weight are its liquidity factor and the price of the relevant Index Contract. While a commodity’s Index Contract price changes daily based on movements in the futures markets, its liquidity factor, or “amount outstanding”, is reset only once a year based on its trailing three-year historical contract liquidity.

The liquidity factor is a derived number equivalent to the relative amount of each commodity needed to achieve the liquidity-based weightings set forth by the LBCI rules. It is not a direct measure of trading volume or market liquidity. It is calculated by dividing the average daily dollar value of contracts traded as of November 30 of the previous year (which determines the beginning of year LBCI weights) by the closing prices of each Index Contract as of the second LBCI Business Day of the new calendar year. For a given commodity contract, the formula for liquidity factor is:

Liquidity Factor	=	DVCT Prev Nov ME
Price 2nd Business Day

Where:         DVCT Prev Nov ME, i = Trailing three-year average dollar value of contracts traded for LBCI eligible contract i as of November 30 of the previous year.

Price 2nd Business Day = Prompt contract closing price of Index Contract for commodity i, as of the second LBCI Business Day of the year.

Rebalancing Liquidity Factors

Annual LBCI rebalancing is implemented during the January LBCI roll period. This occurs by switching from the previous year’s liquidity factor to the current year’s liquidity factor in 20% daily increments during the five-day roll period. Rebalancing over a five-day roll period maintains LBCI stability by not causing a major LBCI re-weighting on a single LBCI Business Day. Liquidity factors for each year will be announced at the end of the second LBCI Business Day of that year.

On the first through fifth LBCI Business Day of each year, the liquidity factor for each commodity will be the previous year’s liquidity factor. On the sixth through ninth LBCI Business Days of the January roll period, the liquidity factor will be a weighted combination of the previous year’s and current year’s liquidity factors. From the tenth LBCI Business Day forward, the LBCI will use the current year’s liquidity factor. Once 100% of the new liquidity factor is used for LBCI weightings, the annual rebalancing has been completed. Daily LBCI weights will then reflect both the rebalanced component weights and the daily price movements that have since occurred.

The following two tables show the hypothetical yearly initial weights for the LBCI, which was launched on July 1, 2006, over the period starting from January 1, 2001 until July 1, 2006, and actual initial annual LBCI weights as of July 1, 2006, January 1, 2007, January 1, 2008, as well as the daily weightings for the LBCI at July 3, 2008. Neither the daily weightings nor the hypothetical and actual historical initial weights presented below are necessarily indicative of the future initial or daily weightings of any particular Index Contract, commodity or sector in the LBCI.

Figure 2. Initial Annual LBCI Weights Since 2001

Sector & Commodity Selection			Initial Annual LBCI Weights (as of January 1, unless otherwise specified)
Sector/Commodity	Contract	Exch.	2008	2007	Jul 1, 2006	2006	2005	2004	2003	2002	2001
Energy			57.96%	55.85%	51.02%	56.17%	52.12%	51.21%	50.77%	46.81%	40.31%
Crude Oil	West Texas Intermediate	NYMEX	34.13%	29.04%	27.48%	26.65%	23.49%	22.19%	22.38%	20.81%	17.67%
Natural Gas	Henry Hub Natural Gas	NYMEX	11.77%	13.28%	7.98%	14.63%	15.06%	15.91%	15.27%	13.74%	11.99%
Unleaded Gas	NY Harbor/RBOB (1)	NYMEX	4.83%	6.11%	8.13%	7.54%	7.05%	6.84%	6.79%	6.27%	5.38%
Heating Oil	No. 2 Heating Oil NY	NYMEX	7.23%	7.42%	7.43%	7.35%	6.52%	6.28%	6.33%	5.99%	5.28%
Metals			27.67%	25.51%	30.10%	22.77%	24.47%	25.24%	26.19%	28.92%	32.13%
Industrial Metals			18.65%	16.91%	20.11%	14.12%	16.08%	18.12%	20.25%	22.19%	23.84%
Aluminum	High Grade Primary Aluminum	LME	5.92%	5.10%	4.54%	4.29%	6.11%	8.10%	9.12%	9.65%	9.94%
Copper	Copper - Grade A	LME	8.62%	8.10%	10.50%	6.68%	6.78%	6.95%	7.52%	8.25%	8.71%
Nickel	Primary Nickel	LME	1.74%	1.60%	2.23%	1.55%	1.58%	1.48%	1.83%	2.21%	2.70%
Zinc	Special High Grade Zinc	LME	2.37%	2.12%	2.83%	1.60%	1.60%	1.59%	1.78%	2.09%	2.49%
Precious Metals			9.02%	8.60%	10.00%	8.64%	8.40%	7.11%	5.94%	6.73%	8.29%
Gold	Gold	CMX	7.01%	6.63%	7.65%	6.83%	6.70%	5.67%	4.49%	4.88%	5.83%
Silver	Silver	CMX	2.01%	1.97%	2.34%	1.81%	1.70%	1.44%	1.45%	1.85%	2.46%
Agricultural			11.69%	15.8%	16.54%	18.22%	20.55%	20.35%	19.75%	20.66%	23.97%
Grains			8.32%	12.14%	13.40%	14.62%	17.17%	17.01%	16.17%	16.30%	18.36%
Soybeans	Soybeans	CME Group	3.25%	5.19%	5.76%	6.88%	7.89%	7.31%	6.59%	6.73%	7.88%
Corn	Corn	CME Group	2.20%	2.99%	3.24%	3.06%	3.66%	3.83%	3.98%	3.98%	4.34%
Soybean Meal	Soybean Meal	CME Group	0.89%	1.37%	1.48%	1.86%	2.30%	2.38%	2.30%	2.28%	2.37%
Wheat	Chicago	CME Group	1.26%	1.64%	1.73%	1.60%	1.86%	2.03%	2.02%	2.00%	2.04%
Soybean Oil	Soybean Oil	CME Group	0.72%	0.95%	1.18%	1.21%	1.47%	1.45%	1.28%	1.31%	1.73%
Softs			3.37%	3.63%	3.14%	3.61%	3.38%	3.34%	3.58%	4.36%	5.61%
Coffee	Coffee “C”	ICE	1.22%	1.36%	1.16%	1.43%	1.27%	1.15%	1.30%	1.76%	2.31%
Cotton	Cotton#2	ICE	0.84%	0.90%	0.95%	1.11%	1.20%	1.27%	1.28%	1.53%	2.08%
Sugar	World Sugar#11	ICE	1.31%	1.37%	1.03%	1.06%	0.90%	0.92%	1.00%	1.07%	1.22%
Livestock			2.68%	2.87%	2.34%	2.84%	2.86%	3.21%	3.30%	3.60%	3.59%
Live Cattle	Live Cattle	CME Group	1.68%	1.82%	1.43%	1.88%	1.99%	2.35%	2.33%	2.49%	2.48%
Lean Hogs	Lean Hogs	CME Group	1.00%	1.05%	0.91%	0.96%	0.87%	0.86%	0.97%	1.11%	1.11%

		Total	100%	100%	100%	100%	100%	100%	100%	100%	100%

Source:   Lehman Brothers Inc., 2008

(1)           NY Harbor RFG Contract used until July 1, 2006; RBOB contract used thereafter.

Figure 3. LBCI Daily Weights at July 3, 2008

Sector & Commodity Selection			Daily LBCI Weights at
Sector/Commodity	Contract	Exch.	January 1, 2008	July 3, 2008
Energy			62.06%	64.29%
Crude Oil	West Texas Intermediate	NYMEX	34.87%	36.31%
Natural Gas	Henry Hub Natural Gas	NYMEX	11.21%	15.12%
Unleaded Gas	NY Harbor/RBOB (1)	NYMEX	7.11%	4.93%
Heating Oil	No. 2 Heating Oil NY	NYMEX	8.86%	7.93%
Metals			19.13%	22.62%
Industrial Metals			11.36%	15.42%
Aluminum	High Grade Primary Aluminum	LME	3.11%	5.47%
Copper	Copper - Grade A	LME	6.57%	7.85%
Nickel	Primary Nickel	LME	0.83%	0.91%
Zinc	Special High Grade Zinc	LME	0.84%	1.19%
Precious Metals			7.77%	7.20%
Gold	Gold	CMX	6.17%	5.47%
Silver	Silver	CMX	1.59%	1.73%
Agricultural			16.79%	10.84%
Grains			14.07%	7.99%
Soybeans	Soybeans	CME Group	6.49%	3.04%
Corn	Corn	CME Group	2.62%	2.60%
Soybean Meal	Soybean Meal	CME Group	1.65%	0.79%
Wheat	Chicago	CME Group	2.16%	0.86%
Soybean Oil	Soybean Oil	CME Group	1.15%	0.70%
Softs			2.72%	2.85%
Coffee	Coffee “C”	ICE	1.03%	0.99%
Cotton	Cotton#2	ICE	0.78%	0.67%
Sugar	World Sugar#11	ICE	0.92%	1.19%
Livestock			2.02%	2.25%
Live Cattle	Live Cattle	CME Group	1.32%	1.34%
Lean Hogs	Lean Hogs	CME Group	0.70%	0.91%

		Total	100.00%	100.00%

Source:   Lehman Brothers Inc., 2008

Introducing and Removing Commodities

As time progresses the LBCI will experience some turnover in the list of eligible commodity contracts. If a new contract becomes eligible or ceases to be eligible at the end of November based upon trailing three-year daily average liquidity, then it will enter or exit during the January weighting roll period.

LBCI Return Calculations

Types and Sources of LBCI Returns from Long Futures Positions

A long position in a commodity futures contract generates returns from change in the spot price of the commodity, roll yield and collateral interest.  Accordingly, three main types of returns are calculated for the LBCI:

•                  Spot return — the returns associated with the percentage of the underlying Index Contracts used to price the LBCI before any contract rolling has occurred.

•                  Excess return — the combined returns associated with the changes in price of the underlying Index Contracts together with the “roll yields” for those Index Contracts; and

•                  Total return — the excess return plus an interest return on a hypothetical fully collateralized investment in the underlying Index Contracts.

Lehman Brothers Inc. calculates both excess and total returns on the LBCI and its components on a daily basis.

Spot Returns

Spot returns, which reflect changes in commodity spot prices, are fairly straightforward. If the LBCI is long wheat and the spot price of wheat appreciates then a positive return will accrue.  Thus, on any LBCI Business Day in a month other than a day during a roll period for an Index Contract, or in a month in which no roll is scheduled to occur for that Index Contract, the level of the LBCI will reflect the increase or decrease (in proportion to the relative weighting of the Index Contracts in the

LBCI, as described in “—Commodity Selection and Weights” above) in the price of each then-active (prompt) Index Contract relative to the previous day’s closing price for that prompt Index Contract.

Excess Returns

The “excess returns” of the LBCI are the combined return of spot price movements and “roll yield” associated with the rolling of Index Contracts, as discussed in “—Commodity Roll Mechanics” below.  The roll yield generated depends on the pricing of longer-dated futures contracts relative to nearby futures and spot commodity prices. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in backwardation. When the opposite is true and longer contracts are priced higher, the market is in contango. Positive roll yield is generated in backwardated markets when higher priced spot or near-term futures contracts are “sold” to “buy” lower priced longer-dated contracts. Negative roll yield occurs in contangoed markets when lower priced spot or near-term futures contracts are “sold” to “buy” higher priced longer-dated contracts. Accordingly, when the market for an Index Contract is in backwardation, the roll yield for a month in which that Index Contract is rolled will be positive and therefore serve to increase the level of the LBCI relative to what it would have been based solely on the spot price movements in the Index Contract.  Conversely, when the market for an Index Contract is in contango, the roll yield for a month in which that Index Contract is rolled will be negative and therefore will decrease the level of the LBCI.

Total Returns

The third source of return from a long futures position comes from collateral posted as margin. A fully collateralized futures position posts the full investment as margin, which is then invested in money market or other similar cash instruments that generate a return.  For the LBCI, total returns are calculated by adding a Treasury Bill return (compounded daily) to the excess returns described above to represent the total return earned by a fully collateralized futures position.

Daily Treasury Bill returns are compounded from the previous LBCI Business Day.  If the current LBCI Business Day is more than one calendar day from the previous LBCI Business Day, the Treasury Bill return will be calculated and compounded for those additional days.  For each calendar day during the Index calculation period, collateral will earn a daily Treasury Bill return as specified below. If there is more than one calendar day in the calculation period this return will be compounded for the number of days in the period.

3-Month Treasury Bill Return Daily	=	(1)	1/91
1 – (91/360)* HR t-1

Where: HR t-1 = for any LBCI Business Day, the 91-day auction high rate for  U.S. Treasury Bills announced by the U.S. Department of the Treasury and reported under the heading “High Rate” on Reuters page USAUCTION10, or any successor page, on the most recent of the weekly auction dates prior to such LBCI Business Day.  The high rate is generally available on Monday afternoons (if not a holiday), and as a result the high rate for each week will generally first be used in that weeks’s return calculations beginning on Tuesday.

Commodity Roll Mechanics

A fundamental characteristic of the LBCI, like other commodity indices, is that as a result of being comprised of futures contracts, the LBCI has to be managed to ensure it does not take delivery of the commodities in question. This is achieved through the commodity roll mechanics under which the Index Contracts underlying the LBCI are rolled forward to a new contract date during the month as they approach their settlement date. Therefore, at the contract level, there are up to two Index Contracts that can contribute to LBCI returns during the month: the prompt (nearby) contract and the prompt + 1 (next nearby) contract into which it is rolled.

During any month in which an the Index Contract is scheduled to roll, the roll period will begin at the end of the fifth LBCI Business Day in that month and last for five LBCI Business Days.  During the roll period, the hypothetical position in the Index Contract is gradually shifted from the prompt Index Contract to the prompt + 1 Index Contract (i.e., the Index Contract with the next nearest expiration) in 20% daily increments.  The daily price of the Index Contract during the roll period, as well as the previous day’s price of the Index Contract against which the appreciation or depreciation of the daily Index Contract price is measured, therefore will each be a composite price of the then-current prompt Index Contract and the prompt + 1 Index Contract weighted by the percentage that has been rolled at the end of the previous LBCI Business Day.  Accordingly, during the roll period for a given Index Contract, the returns for that Index Contract are calculated as follows:

•                  On the fifth LBCI Business Day of the relevant month, Index Contract excess returns will reflect 100% of the price movements of the prompt contract.  At the end of that fifth LBCI Business Day, 20% of the prompt contract will be rolled to the prompt + 1.

•                  At the beginning of the sixth LBCI Business Day in that month, the excess returns on the Index Contract will reflect a contract “basket” containing 80% of the prompt contract and 20% of the prompt + 1 at the start of that day.

Excess returns will be calculated on this “basket”. At the end of that sixth LBCI Business Day, an additional 20% is rolled.

•                  For the seventh LBCI Business Day, the “basket” will consist of 60% prompt / 40% prompt + 1.

•                  For the eighth LBCI Business Day, the “basket” will consist of 40% prompt / 60% prompt + 1.

•                  For the ninth LBCI Business Day, the “basket” will consist of 20% prompt / 80% prompt + 1.

•                  At the end of the ninth LBCI Business Day of the relevant month, the prompt contract will have been fully rolled into the prompt + 1, which then becomes the new prompt until the next roll period.

Returns on an Index Contract on and after the tenth LBCI Business Day in a month in which it is rolled will comprise 100% of the new prompt contract that has just been fully rolled into (which was formerly the prompt + 1 at the start of that month).

Adjustments to the Contract Roll Process

A number of market circumstances can lead to an adjustment in the rolling process. These adjustments occur when it would be difficult to liquidate or establish positions in the market and perform the roll. If any of these market disruption events occurs on any of the days during the roll period, then the proportion of the roll that would have taken place on that day is skipped. For example, if a market disruption event occurs on the first day of the roll, then none of the 80%/20% roll is taken. Instead the 60% / 40% proportion is taken on the next LBCI Business Day. If a market disruption event occurs on that day also, then the roll proportion will be 40% / 60% on the following LBCI Business Day. Two examples of disruption events are:

•                  Commodity reaches a limit price during the last 15 minutes of the trading session — if either the prompt or prompt +1 contract reaches a limit price during the final 15 minutes of regular or rescheduled trading, the roll will be skipped that day.

•                  Trading interrupted or terminated on an exchange — if trading is terminated prior to the expected close of business and does not resume at least 15 minutes prior to the scheduled close, then the roll will be deferred.

If either event occurs, a notice will be posted on LehmanLive indicating the event and reason.

LBCI Contract Calendar

The LBCI Contract Calendar specifies which Index Contracts (by settlement month) are used to calculate LBCI returns for each monthly reporting period. For each calendar month, the LBCI Contract Calendar indicates a prompt contract and, if a given Index Contract is scheduled to be rolled during the month, the prompt + 1 contract.  If a roll is not scheduled, then only the prompt contract is listed (and LBCI returns are calculated solely be reference to the prompt contract).  Contracts are selected to ensure there is sufficient market liquidity in each commodity when calculating LBCI returns.  Monthly contracts for a given commodity that are less liquid and have significantly lower trading volumes relative to other settlement months will be excluded from the LBCI Contract Calendar, and will not be rolled into or included in commodity price calculations.  Annex A hereto shows the LBCI Contract Calendar for 2008, indicating the prompt contracts and, where applicable, the prompt + 1 contracts, for each Index Contract in each calendar month.  The LBCI Contract Calendar for each succeeding year will be published annually on LehmanLive.

THE COMMODITY FUTURES MARKETS

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the Index Contracts underlying the Index and the general LBCI are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the Lehman Brothers Commodity Index has been comprised exclusively of futures contracts traded on regulated exchanges.

ANNEX A

2008 LBCI Contract Calendar

Current Active Contract / Next Active Contract
by LBCI Reporting Month
				Jan	Feb	Mar	Apr	May	June	July	Aug	Sep	Oct	Nov	Dec	Excluded
Commodity	Contract	Exchange	Ticker	(F)	(G)	(H)	(J)	(K)	(M)	(N)	(Q)	(U)	(V)	(X)	(Z)	Contracts
Crude Oil	West Texas Intermediate	NYMEX	CL	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Heating Oil	Heating Oil	NYMEX	HO	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Natural Gas	Henry Hub	NYMEX	NG	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Unleaded Gas	NYH RBOB	NYMEX	XB	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Aluminum	High Grade Aluminum	LME	LA	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Copper	Copper	LME	LP	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Nickel	Primary Nickel	LME	LN	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Zinc	High Grade Zinc	LME	LX	G/H	H/J	J/K	K/M	M/N	N/Q	Q/U	U/V	V/X	X/Z	Z/F	F/G
Gold	Gold (New York)	COMEX	GC	G/J	J	J/M	M	M/Q	Q	Q/Z	Z	Z	Z	Z/G	G	V
Silver	Silver (New York)	COMEX	SI	H	H/K	K	K/N	N	N/U	U	U/Z	Z	Z	Z/H	H	F
Lean Hogs	Lean Hogs	CME Group	LH	G/J	J	J/M	M	M/N	N/Q	Q/V	V	V/Z	Z	Z/G	G	K
Live Cattle	Live Cattle	CME Group	LC	G/J	J	J/M	M	M/Q	Q	Q/V	V	V/Z	Z	Z/G	G	K, N
Corn	Corn	CME Group	C	H	H/K	K	K/N	N	N/U	U	U/Z	Z	Z	Z/H	H
Soybean	Soybean	CME Group	S	H	H/K	K	K/N	N	N/X	X	X	X	X/F	F	F/H	Q, U
Soybean Meal	Soybean Meal	CME Group	SM	H	H/K	K	K/N	N	N/Z	Z	Z	Z	Z/F	F	F/H	V, Q
Soybean Oil	Soybean Oil	CME Group	BO	H	H/K	K	K/N	N	N/Z	Z	Z	Z	Z/F	F	F/H	V, Q
Wheat	Wheat (Chicago)	CME Group	W	H	H/K	K	K/N	N	N/U	U	U/Z	Z	Z	Z/H	H
Coffee	Coffee ‘C’	ICE	KC	H	H/K	K	K/N	N	N/U	U	U/Z	Z	Z	Z/H	H
Cotton	Cotton No. 2	ICE	CT	H	H/K	K	K/N	N	N/Z	Z	Z	Z	Z	Z/H	H	V
Sugar	Sugar No. 11	ICE	SB	H	H/K	K	K/N	N	N/V	V	V	V/H	H	H	H

Source: Lehman Brothers, 2008

Notes:

•                  Each month that a commodity has two letters listed will have the prompt contract rolled to the prompt + 1 contract for that commodity. Using Crude Oil as an example, the prompt contract at the start of the January is the G (February) contract and the prompt + 1 contract is the H (March) contract. From the fifth through the ninth LBCI Business Day, 20% of the G contract will be rolled daily into the H contract.

•                  If a commodity only has one letter listed for an LBCI Reporting Month, there will be no contract roll that month. For example, during February, the prompt gold contract is the J (April) contract. It will not be rolled during the month.

•                  Prior to July 1, 2006, the active Unleaded Gas Contract was the RFG (Ticker: HU) contract. As of July 1, 2006, the active contract is the RBOB (Ticker: XB)